Exhibit (a)(1)(A)

Offer to Purchase for Cash any and all Common Shares

at R$6.95 per 1,000 Common Shares

and

any and all Preferred Shares (including Preferred Shares represented by American Depositary Shares)

at R$6.95 per 1,000 Preferred Shares

of

EMBRATEL PARTICIPAÇÕES S.A.

by

TELMEX SOLUTIONS TELECOMUNICAÇÕES LTDA.

a wholly owned subsidiary of

TELÉFONOS DE MÉXICO, S.A. DE C.V.

THIS TENDER OFFER CAN BE ACCEPTED AND TENDERED SHARES CAN BE WITHDRAWN,

IN THE CASE OF HOLDERS OF AMERICAN DEPOSITARY SHARES TENDERING THROUGH THE BANK OF NEW YORK, AS RECEIVING AGENT, BY 9:00 A.M., NEW YORK CITY TIME, AND

IN THE CASE OF HOLDERS OF SHARES TENDERING DIRECTLY, BY 3:00 P.M., NEW YORK CITY TIME,

IN EACH CASE ON NOVEMBER 6, 2006, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

Telmex Solutions Telecomunicações Ltda., a limited liability company organized under the laws of the Federative Republic of Brazil (“Telmex Solutions”) and a wholly owned subsidiary of Teléfonos de México, S.A. de C.V., a corporation organized under the laws of the United Mexican States (“Telmex”), hereby offers to purchase any and all common shares, no par value, and any and all preferred shares, no par value, including preferred shares represented by American Depositary Shares (“ADSs”), of Embratel Participações S.A., a corporation organized under the laws of the Federative Republic of Brazil (“Embratel Holdings”), at a price of R$6.95 per 1,000 common shares and R$6.95 per 1,000 preferred shares (for reference, equivalent to approximately U.S.$15.95 per ADS based on the average of the buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil (the “Central Bank”) through the SISBACEN system at 7:00 p.m., Brasilia time (“PTAX exchange rate”), on September 28, 2006, which was U.S.$1.00 = R$2.1789) in cash, adjusted by the Brazilian Taxa Referencial-TR (a monthly index published by the Central Bank, which, for reference, was approximately 0.23% for the month of July 2006) from May 8, 2006 (the “Tender Offer Announcement Date”) to the date payment is made for shares purchased in the tender offer (the “Share Payment Date”), net of the stock exchange and settlement fee described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase. ADS holders tendering through The Bank of New York, as receiving agent, will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer.

Holders of ADSs representing preferred shares of Embratel Holdings may participate in the tender offer by (1) transmitting their ADSs to The Bank of New York, as receiving agent, and instructing the receiving agent to tender the preferred shares underlying those ADSs in the tender offer on their behalf or (2) surrendering their ADSs to The Bank of New York, as ADS depositary, withdrawing the preferred shares underlying the ADSs from the ADS program and participating directly in the tender offer as holders of preferred shares, in which case holders need to allow sufficient time to complete all required steps described in this offer to purchase. See THE TENDER OFFER — Section 3 — “Procedures for Participating in the Tender Offer.” Each ADS represents 5,000 preferred shares of Embratel Holdings.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See THE TENDER OFFER — Section 5 — “Conditions to the Tender Offer.”

Questions or requests for assistance may be directed to the information agents set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase may also be obtained from the information agents.

You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. None of Telmex, its board of directors or any of its affiliates or executive officers makes any recommendation as to whether you should tender your shares. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

This offering document is intended solely for holders of common shares and preferred shares of Embratel Holdings that are U.S. residents and holders of ADSs representing preferred shares of Embratel Holdings. Separate offering materials in Portuguese for holders of shares that are not U.S. residents are being published concurrently in Brazil.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, HAS: (A) APPROVED OR DISAPPROVED THE TENDER OFFER; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

October 3, 2006

The Brazilian information agent for the tender offer is:	The U.S. information agent for the tender offer is:

IMPORTANT INFORMATION

Subject to the terms and conditions described herein, unless Telmex Solutions extends or terminates the tender offer, to participate in the tender offer, a holder must tender: (1) if a holder of ADSs electing to tender preferred shares represented by ADSs through The Bank of New York, as receiving agent, no later than 9:00 a.m., New York City time (the “ADS Expiration Time”) on November 6, 2006 (such date, as it may be extended by us, the “Expiration Date”), and (2) if a holder of common shares or preferred shares, no later than 3:00 p.m., New York City time (the “Share Expiration Time”), on the Expiration Date.

In accordance with applicable Brazilian regulations, Telmex Solutions will purchase the common shares and preferred shares tendered in the tender offer through an auction on the Bolsa de Valores de São Paulo — BOVESPA (the “São Paulo Stock Exchange”) that is currently scheduled to occur at 10:00 a.m., New York City time, one business day after the Expiration Date (the “Auction Date”).

You may tender all or a portion of the common shares or preferred shares (including preferred shares underlying ADSs) of Embratel Holdings you hold. Upon the terms and subject to the conditions of the tender offer, Telmex Solutions will purchase all common shares and preferred shares properly and timely tendered and not properly withdrawn, subject to proration under certain circumstances described in this offer to purchase. To participate in the tender offer, you must follow the instructions in THE TENDER OFFER — Section 3 —“Procedures for Participating in the Tender Offer.”

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this offer to purchase and may not contain all of the information that is important to you. You should read carefully the remainder of this offer to purchase and the related letter of transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this offer to purchase and the related letter of transmittal. In this offer to purchase, “we,” “us” and “our” refers to Telmex Solutions Telecomunicações Ltda. and, unless context otherwise requires, to Teléfonos de México, S.A. de C.V. Questions or requests for assistance may be directed to the information agents set forth on the back cover of this offer to purchase.

•	The Tender Offer: We hereby offer to purchase any and all common shares and any and all preferred shares, including preferred shares represented by American Depositary Shares (“ADSs”), of Embratel Participações S.A. (“Embratel Holdings”) at a price of R$6.95 per 1,000 common shares and R$6.95 per 1,000 preferred shares (for reference, equivalent to approximately U.S.$15.95 per ADS based on the average of the buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil (the “Central Bank”) through the SISBACEN system at 7:00 p.m., Brasilia time (“PTAX exchange rate”), on September 28, 2006, which was U.S.$1.00 = R$2.1789) in cash, adjusted by the monthly Brazilian Taxa Referencial-TR from May 8, 2006 (the “Tender Offer Announcement Date”) to the date payment is made for shares purchased in the tender offer (“Share Payment Date”), net of the stock exchange and settlement fee described in this offer to purchase, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase. ADS holders tendering through The Bank of New York, as receiving agent, will receive payment in U.S. dollars, which shall also be net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer.

•	Conditions: The tender offer is not conditioned upon the tender of a minimum number of common shares or preferred shares or upon the receipt of any financing. However, our obligation to consummate the purchase of common shares and preferred shares in the tender offer is subject to the other conditions set forth in THE TENDER OFFER — Section 5 — “Conditions to the Tender Offer.”

•	Proration: Depending on the number of shares tendered in the tender offer, shares properly and timely tendered and not properly withdrawn may be subject to proration as described in THE TENDER OFFER — Section 1 — “Terms of the Tender Offer and Expiration Date.”

•	Expiration Date: Subject to the exceptions and conditions described in this offer to purchase, the tender offer will expire (1) for ADS holders electing to tender preferred shares represented by ADSs through The Bank of New York, as receiving agent, at 9:00 a.m., New York City time (the “ADS Expiration Time”), on November 6, 2006 (such date, as it may be extended by us, the “Expiration Date”), and (2) for holders of common shares or preferred shares, at 3:00 p.m., New York City time (the “Share Expiration Time”), on the Expiration Date, in each case unless the tender offer is extended or earlier terminated. In accordance with applicable Brazilian regulations, the common shares and preferred shares (including preferred shares represented by ADSs) tendered in the tender offer will be purchased through an auction on the Bolsa de Valores de São Paulo — BOVESPA (the “São Paulo Stock Exchange”) that is currently scheduled to occur at 10:00 a.m., New York City time, one business day after the Expiration Date (the “Auction Date”). There will be no guaranteed delivery process available to tender shares or ADSs.

•	Procedures for Participating in the Tender Offer: The procedures for electing to tender your shares differ depending on whether you hold ADSs representing preferred shares of Embratel Holdings or you hold common shares or preferred shares directly. You should follow the instructions for your particular circumstances set forth under THE TENDER OFFER — Section 3 — “Procedures for Participating in the Tender Offer.”

•

Withdrawal: For a withdrawal to be effective, the broker that has been instructed to tender your common shares or preferred shares (including the preferred shares underlying your ADSs) in the auction described in THE TENDER OFFER — Section 2 — “Acceptance for Payment and Payment for Shares” must withdraw the order to tender those shares before the beginning of the auction on the Auction Date. If a shareholder wishes to withdraw the tender of its shares, it is the responsibility of the shareholder to ensure that the broker that has been instructed to tender its shares receives instructions to withdraw the tender of those shares before that time. An ADS holder tendering through The Bank of New York, as receiving agent, is entitled to withdraw the order to sell preferred shares underlying ADSs up until the ADS Expiration Time, on the Expiration Date. Please note that if you are an ADS holder and you wish to be able to withdraw up until the beginning of the auction on the Auction Date, you will need to surrender your ADSs to The Bank of New York, as ADS depositary, withdraw the preferred shares underlying the ADSs and participate directly in the tender offer as a holder of preferred shares by following the instructions in THE TENDER OFFER — Section 3 — “Procedures for Participating in the Tender Offer — Holders of ADSs — Direct Participation in the Tender Offer.” ADS holders electing to participate directly in the tender offer must allow sufficient time for the completion of all required steps described in this offer to purchase before the Share Expiration Time, on the Expiration Date. See THE TENDER OFFER — Section 4 — “Withdrawal Rights.”

For your convenience, please find additional detail on the tender offer below in a question and answer format, including additional detail on the procedures for tendering your shares.

Who is offering to purchase my shares?

Telmex Solutions Telecomuniçacões Ltda., a limited liability company organized under the laws of the Federative Republic of Brazil (“Telmex Solutions”), a wholly owned subsidiary of Teléfonos de México, S.A. de C.V., a corporation organized under the laws of the United Mexican States (“Telmex”), is offering to purchase any and all common shares and any and all preferred shares, including preferred shares represented by ADSs, of Embratel Holdings. As of June 30, 2006, Telmex owns 97.3% of Embratel Holdings’ outstanding common shares and 45.4% of Embratel Holdings’ outstanding preferred shares through its wholly owned subsidiaries. See SPECIAL FACTORS — “Background of the Tender Offer” and — “Interests of Certain Persons in the Tender Offer; Security Ownership; Transactions and Arrangements Concerning the Shares and ADSs” and THE TENDER OFFER — Section 11 — “Certain Information About Telmex Solutions and Telmex.”

What is the purpose of the tender offer?

We intend through the tender offer to acquire as many additional common shares and preferred shares (including preferred shares represented by ADSs) as possible as a step towards acquiring 100% of the equity of Embratel Holdings, if we are able to do so. Following completion of the tender offer, if certain conditions are met, the Brazilian Securities Commission (“CVM”) will withdraw the registration of Embratel Holdings as a publicly traded company in Brazil and require the delisting of the common shares and preferred shares from the São Paulo Stock Exchange. We also intend to cause the termination of the deposit agreement governing the ADSs, the delisting of the ADSs from the New York Stock Exchange (“NYSE”) and, if certain conditions are met, the deregistration of the ADSs and the preferred shares under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

See SPECIAL FACTORS — “Purpose of and Reasons for the Tender Offer; Mandatory Redemption; Plans for Embratel Holdings Following the Tender Offer.”

How much are you offering to pay?

The purchase price in the tender offer will be R$6.95 per 1,000 common shares properly and timely tendered and not properly withdrawn and R$6.95 per 1,000 preferred shares (for reference, equivalent to approximately U.S.$15.95 per ADS based on the PTAX exchange rate of U.S.$1.00 = R$2.1789 on September 28, 2006) properly and timely tendered and not properly withdrawn. Each ADS represents 5,000 preferred shares of Embratel Holdings. Upon the terms and subject to the conditions of the tender offer, we will pay this purchase price in cash, adjusted by the monthly Brazilian Taxa Referencial-TR from the Tender Offer Announcement Date to the Share Payment Date, net of the stock exchange and settlement fee described in the next sentence, any applicable brokerage fees or commissions and applicable withholding taxes. Each shareholder whose shares are purchased in the tender offer and each holder of ADSs representing preferred shares purchased in the tender offer must pay a combined fee to the São Paulo Stock Exchange and the Companhia Brasileira de Liquidação e Custódia (the Brazilian Settlement and Custody Company, or “CBLC”) in an amount equal to 0.035% of the purchase price received by that holder.

ADS holders tendering through The Bank of New York, as receiving agent, will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer. ADS holders should be aware that currency exchange rates in effect at the time of payment of any such cash compensation may be different than exchange rates in effect at the time of the publication of this offer to purchase or the time of the completion of the tender offer and may therefore affect the U.S. dollar value of such cash compensation.

How many shares will you purchase?

We will purchase any and all common shares and any and all preferred shares (including preferred shares represented by ADSs) of Embratel Holdings that are properly and timely tendered and not properly withdrawn, upon the terms and subject to the conditions of the tender offer. Depending on the number of shares tendered in the tender offer, shares properly and timely tendered and not properly withdrawn may be subject to proration as described below and in THE TENDER OFFER — Section 1 — “Terms of the Tender Offer and Expiration Date.”

Is there a minimum number of shares that must be tendered for you to purchase any securities?	No. The tender offer is not conditioned on any minimum number of shares being tendered. See THE TENDER OFFER — Section 1 — “Terms of the Tender Offer and Expiration Date.”

Will tendered shares be subject to proration?

Under the rules of the CVM, if more than one-third but less than two-thirds of the outstanding common shares or preferred shares (including preferred shares represented by ADSs) held by shareholders other than (1) Telmex and its affiliates, (2) Empresa Brasileira de Telecomunicações S.A. — Embratel and (3) officers or members of the Board of Directors or Fiscal Council (Conselho Fiscal) of Embratel Holdings (“public shareholders”) prior to commencement of the tender offer are tendered and not properly withdrawn, we will only be permitted to purchase up to one-third of the shares of that class held by public shareholders. However, if more than two-thirds of the common shares and preferred shares (including preferred shares represented by ADSs), taken as a whole, held by public shareholders are tendered, we will acquire all tendered shares. If, for the reasons described above, we are prevented from purchasing all shares tendered in the tender offer, we will purchase the maximum number of shares of each class we are permitted to purchase, on a pro rata basis. See THE TENDER OFFER — Section 1 — “Terms of the Tender Offer and Expiration Date.”

Do you have the financial resources to pay for the shares?

Telmex, the parent company of Telmex Solutions, will provide Telmex Solutions with sufficient funds from its available cash to acquire all tendered shares. The tender offer is not conditioned upon the receipt of financing by Telmex Solutions or Telmex. See THE TENDER OFFER — Section 6 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision whether to tender in this offer?

We do not think our financial condition is relevant to your decision whether to tender your common shares or preferred shares (including preferred shares represented by ADSs) in the tender offer because (a) the offer is being made for all outstanding common shares and preferred shares (including preferred shares represented by ADSs), (b) the offer is solely for cash and (c) the offer is not subject to any financing condition.

Are there any conditions to the tender offer?

Yes, our obligation to consummate the purchase of common shares and preferred shares in the tender offer is subject to the terms and conditions set forth in this offer to purchase. See THE TENDER OFFER — Section 5 — “Conditions to the Tender Offer.”

What shares are being sought in the tender offer?

We are offering to purchase all common shares and preferred shares, including preferred shares represented by ADSs, of Embratel Holdings held by shareholders other than Telmex and its affiliates (including shares held by Embratel and officers and members of the Board of Directors and Fiscal Council (Conselho Fiscal) of Embratel Holdings). However, this offering document is intended solely for holders of shares of Embratel Holdings that are U.S. residents and holders of ADSs representing preferred shares of Embratel Holdings. Separate offering materials in Portuguese for holders of shares of Embratel Holdings that are not U.S. residents are being published concurrently in Brazil as required under Brazilian law.

Do I have appraisal rights with respect to the tender offer?

There are no appraisal or similar rights available in connection with the tender offer. However, if upon completion of the tender offer we have acquired more than two-thirds of the common shares or preferred shares (including preferred shares represented by ADSs) held by public shareholders prior to commencement of the tender offer, any holder of shares of that class (or, in certain circumstances, a holder of either class) will have the right, for the three-month period immediately following the Auction Date, to require us to purchase its shares for cash (“shareholder put right”) at the tender offer price plus an adjustment at the monthly Brazilian Taxa Referencial-TR and net of certain fees, as described herein. If, at any time following completion of the tender offer, certain of the conditions to the withdrawal of the registration of Embratel Holdings as a publicly traded company in Brazil have been met, the shareholder put right will be available to all holders of common shares and preferred shares

(including preferred shares represented by ADSs) for an additional three-month period immediately following our public announcement that such conditions have been met. See SPECIAL FACTORS — “Certain Rights of Shareholders Following the Tender Offer — Shareholder Put Right.”

If I decide not to tender, how will consummation of the tender offer affect my shares or ADSs?

Our purchase of shares (including preferred shares represented by ADSs) in this tender offer may reduce substantially the number of shares and ADSs that would be publicly traded and may reduce the number of holders of common shares, preferred shares and ADSs. Such reductions in publicly traded shares and ADSs and in the numbers of holders thereof would likely adversely affect the liquidity, marketability and market value of the common shares, the preferred shares and the ADSs. See SPECIAL FACTORS — “Certain Effects of the Tender Offer.”

Will Embratel Holdings be delisted or deregistered in Brazil following the completion of the tender offer?

Following completion of the tender offer, if certain conditions are met, the CVM will withdraw the registration of Embratel Holdings as a publicly traded company and require the delisting of the common shares and preferred shares from the São Paulo Stock Exchange, in which event Embratel Holdings would no longer be required to make filings with the CVM or to comply with the CVM’s rules applicable to reporting companies.

See SPECIAL FACTORS — “Certain Effects of the Tender Offer.”

Will Embratel Holdings be delisted or deregistered in the United States following the completion of the tender offer?

Following completion of the tender offer, we intend to cause Embratel Holdings to terminate the deposit agreement governing the ADSs and to delist the ADSs from the NYSE. If certain conditions are met, the ADSs and the preferred shares may also become eligible for deregistration under the Exchange Act, in which case we intend to cause Embratel Holdings to take the steps necessary to effect deregistration. Following the deregistration of the ADSs and the preferred shares under the Exchange Act, we expect that Embratel Holdings will no longer be required to make filings with the SEC or to comply with the SEC’s rules applicable to reporting companies.

See SPECIAL FACTORS — “Certain Effects of the Tender Offer.”

How do I tender the preferred shares underlying my ADSs?

An ADS holder may tender the preferred shares underlying its ADSs through The Bank of New York, as receiving agent, no later than the ADS Expiration Time, on the Expiration Date, in accordance with the instructions set forth in THE TENDER OFFER — Section 3 — “Procedures for Participating in the Tender Offer” and the accompanying letter of transmittal. The receiving agent will then contact a broker authorized to conduct trades on the São Paulo Stock Exchange to tender the preferred shares underlying the ADSs in the auction, as described in THE TENDER OFFER — Section 2 — “Acceptance for Payment and Payment for Shares,” and if such preferred shares are accepted for purchase in the auction, those ADSs will be cancelled.

After purchase by us of the preferred shares underlying the ADSs tendered through the receiving agent (subject to any pro rata reduction of the shares purchased as described in this offer to purchase) and receipt of payment of the consideration for those shares, the receiving agent will pay to the applicable holders of ADSs the U.S. dollar equivalent (based on then-prevailing exchange rates, net of expenses for converting Brazilian reais to U.S. dollars) of R$6.95 per 1,000 preferred shares, or R$34.75 per ADS (for reference, equivalent to approximately U.S.$15.95 per ADS based on the PTAX exchange rate of U.S.$1.00 = R$2.1789 on September 28, 2006), minus (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price, payable to the São Paulo Stock Exchange and CBLC, as described in THE TENDER OFFER — Section 1 — “Terms of the Tender Offer and Expiration Date,” and (3) the holder’s pro rata portion of the fee or commission charged by the receiving agent’s broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing preferred shares purchased in the tender offer.

As an alternative to tendering the preferred shares underlying its ADSs through the receiving agent, an ADS holder may also surrender its ADSs, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares. The ADS holder would surrender to The Bank of New York, as ADS depositary, the ADSs representing preferred shares that it wishes to tender, pay a fee to the depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of those ADSs and pay any taxes or governmental charges payable in connection with its withdrawal of the shares from the ADS program. If an ADS holder surrenders ADSs and receives preferred shares, the preferred shares so received will be registered at CBLC, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689/00, as amended, of the Brazilian Conselho Monetário Nacional (the “National Monetary Council”). After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689/00, the holder must make arrangements for that representative to tender the preferred shares on its behalf in the same manner as any other direct holder of shares registered at CBLC. The holder will need to take these steps in sufficient time to allow its Brazilian representative to tender on its behalf no later than the Share Expiration Time, on the Expiration Date, in the manner described in this offer to purchase.

A beneficial owner of ADSs registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to participate in the tender offer.

See THE TENDER OFFER — Section 3 — “Procedures for Participating in the Tender Offer.”

How do I tender my common shares or preferred shares?

If you hold common shares or preferred shares directly, to participate in the tender offer, you must, no later than the Share Expiration Time, on the Expiration Date, (1) contact a broker authorized to conduct trades on the São Paulo Stock Exchange, (2) present certain required documentation and (3) ask the broker to tender your shares in the auction on your behalf. To tender your shares, your broker must, no later than 9:00 a.m., New York City time, on the Auction Date, present a sell order on your behalf through the São Paulo Stock Exchange’s Megabolsa electronic trading system. If you have invested in shares of Embratel Holdings under Resolution No. 2,689/00 of the National Monetary Council (which are registered at CBLC), you should ask your Brazilian representative for purposes of Resolution No. 2,689/00 to contact such a broker on your behalf. Common shares and preferred shares held through Banco Itaú S.A. (“Banco Itaú”), Embratel Holdings’ transfer agent, are not registered at CBLC. Holders of common shares or preferred shares held through Banco Itaú should therefore ask the broker they contact to request the transfer of their shares to the custody of CBLC in order to enable the broker to tender the shares in the auction on their behalf. It is your responsibility to contact a broker sufficiently in advance of the Share Expiration Time, on the Expiration Date, to ensure that Banco Itaú can transfer your shares to the custody of CBLC before the Share Expiration Time, on the Expiration Date.

Any holder that does not know whether it holds its shares through CBLC or Banco Itaú should ask its custodian, representative, broker or other nominee.

A beneficial owner of common shares or preferred shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to participate in the tender offer.

See THE TENDER OFFER — Section 3 — “Procedures for Participating in the Tender Offer.”

Until what time may I withdraw my tendered shares, and how do I do so?

If you hold common shares or preferred shares directly, you or your representative in Brazil must contact the broker that you instructed to tender shares in the auction on your behalf in sufficient time to enable the broker to withdraw the order to sell your shares before the beginning of the auction on the Auction Date and must provide any documentation required by the broker.

If you are an ADS holder tendering the preferred shares underlying your ADSs through The Bank of New York, as receiving agent, your signed written notice of withdrawal must be received by the receiving agent no later than the ADS Expiration Time, on the Expiration Date. Please note that if you are an ADS holder and you wish to be able to withdraw until the beginning of the auction on the Auction Date, you must surrender your ADSs to The Bank of New York, as ADS depositary, withdraw the preferred shares underlying your ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares, as set forth above under “How do I tender the preferred shares underlying my ADSs?” ADS holders electing to participate directly in the tender offer as holders of preferred shares must allow sufficient time for the completion of all required steps described in this offer to purchase by the Share Expiration Time, on the Expiration Date.

See THE TENDER OFFER — Section 4 — “Withdrawal Rights.”

Do you think this tender offer is fair to me?

Yes, we believe the tender offer is substantively and procedurally fair to unaffiliated holders of common shares, preferred shares and ADSs. See SPECIAL FACTORS — “Position of Telmex Solutions and Telmex Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs.”

What does the Board of Directors of Embratel Holdings think of the tender offer?

Embratel Holdings is a Brazilian company and Brazilian law governs the duties and obligations of Embratel Holdings’ Board of Directors, and does not impose any fiduciary or other duty or obligation on Embratel Holdings or Embratel Holdings’ Board of Directors to approve or disapprove the tender offer or to make any recommendation in connection with the tender offer. Accordingly, the Board of Directors of Embratel Holdings has not approved, disapproved or made any recommendation with respect to this tender offer.

Under U.S. law, within ten business days after the commencement date of the tender offer, Embratel Holdings is required by the Exchange Act to file with the U.S. Securities and Exchange Commission (“SEC”) and distribute to holders of common shares and preferred shares that are U.S. residents and holders of ADSs a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of Embratel Holdings’ position with respect to the tender offer.

See SPECIAL FACTORS — “Position of Embratel Holdings’ Board of Directors Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs” for more information.

If less than all the shares are tendered, will the tender offer be followed by a mandatory redemption of shares held by minority shareholders?

Under Brazilian law, if following completion of the tender offer, the CVM has withdrawn the registration of Embratel Holdings as a publicly traded company in Brazil and less than 5% of Embratel Holdings’ outstanding common shares and preferred shares (including preferred shares represented by ADSs), taken as a whole, are held by public shareholders, we will have the ability (and intend) to cause the mandatory redemption of all remaining shares held by public shareholders for cash at the tender offer price plus an adjustment at the monthly Brazilian Taxa Referencial-TR and net of certain fees, as described herein.

For more information about a potential mandatory redemption, see SPECIAL FACTORS — “Purpose of and Reasons for the Tender Offer Mandatory Redemption; Plans for Embratel Holdings Following the Tender Offer — Mandatory Redemption.”

Can the tender offer be extended and under what circumstances?

Yes. Subject to applicable rules and regulations of the CVM and SEC, we may extend the tender offer at any time and for any reason, including if, at the time the tender offer is scheduled to expire (including at the end of an earlier extension), any of the tender offer conditions is not satisfied (or waived by us) or if we are required to extend the tender offer by the rules of the CVM or SEC. During any extension of the tender offer, all common shares and preferred shares (including preferred shares represented by ADSs) previously tendered and not withdrawn will remain subject to the terms of the tender offer, including the right of a tendering holder to withdraw its shares from the tender offer. See THE TENDER OFFER — Section 1 — “Terms of the Tender Offer and Expiration Date” and Section 3 — “Procedures for Participating in the Tender Offer.”

How will you notify me if you extend the tender offer?

If we decide to extend the period of time during which the tender offer is open and thereby delay acceptance for purchase of and payment for tendered shares, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next day after the previously scheduled Expiration Date, as required under the Exchange Act.

When will you pay for the shares purchased in the tender offer?

The common shares and preferred shares that we purchase in the tender offer will be purchased through an auction on the São Paulo Stock Exchange that is scheduled to occur at 10:00 a.m., New York City time, on the Auction Date, one business day after the Expiration Date. We will pay for shares accepted for purchase in the tender offer on the third Brazilian business day after the auction, in accordance with the rules established by CBLC. As promptly as practicable after receipt of the payment in respect of ADSs representing preferred shares purchased in the tender offer, The Bank of New York, as receiving agent, will convert the proceeds of such payment into U.S. dollars and will distribute the proceeds to the holders of such ADSs. See THE TENDER OFFER — Section 2 — “Acceptance for Payment and Payment for Shares.”

Will I have to pay fees or brokerage commissions if I tender my shares?

Each shareholder that tenders shares directly must pay a combined fee to the São Paulo Stock Exchange and CBLC in an amount equal to 0.035% of the purchase price received by that holder. In addition, the broker that tenders shares on behalf of a shareholder in the auction may charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply. See INTRODUCTION.

If you are an ADS holder participating in the tender offer through The Bank of New York, as receiving agent, you will pay (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and CBLC described above and (3) your pro rata portion of the fee or commission charged by the receiving agent’s broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. Because the purchase price will be paid in Brazilian reais, you will also pay the expenses for converting Brazilian reais to U.S. dollars. These fees and expenses will be deducted from the proceeds received by the holder. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing preferred shares purchased in the tender offer.

If you are an ADS holder and elect to surrender your ADSs to The Bank of New York, as ADS depositary, withdraw the preferred shares underlying your ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares, you will pay (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs you surrender, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and CBLC described above and (3) any fee or commission charged by your broker. In addition, you must pay any taxes or governmental charges payable in connection with the cancellation of your ADSs.

What is the market value of the common shares, preferred shares and ADSs as of a recent date?

On September 28, 2006, the last reported sale price of the common shares on the São Paulo Stock Exchange was R$6.80 per 1,000 common shares, the last reported sale price of the preferred shares on the São Paulo Stock Exchange was R$6.82 per 1,000 preferred shares and the last reported sale price of the ADSs on the NYSE was U.S.$15.64 per ADS.

If I sell my shares or ADSs at the tender offer price, will I receive a premium over the recent market prices for the common shares, preferred shares and ADSs?

Yes. The tender offer price represents a premium of approximately 31% over the closing market price for common shares on the São Paulo Stock Exchange, approximately 26% over the closing market price for preferred shares on the São Paulo Stock Exchange and approximately 25% over the closing market price for ADSs representing preferred shares on the NYSE on May 5, 2006, the last trading day before our public announcement of the tender offer. The tender offer price also represents a premium of approximately 35% for common shares, 30% for preferred shares and 34% for ADSs of Embratel Holdings over the weighted average trading prices for the 30 calendar days ending on the last trading day before announcement of the tender offer.

What are the U.S. federal income tax and Brazilian tax consequences if I tender my shares?

The receipt of cash in exchange for shares, including ADSs, pursuant to the tender offer, the exercise of the shareholder put right or the mandatory redemption will generally give rise to gain or loss for U.S. federal and Brazilian income tax purposes. See THE TENDER OFFER — Section 7 — “Tax Consequences.”

Whom may I contact if I have questions about the tender offer?	You may contact the following information agents for information regarding this offer to purchase or the tender offer:

The Brazilian information agent
for the tender offer is:

MZ Consult Serviços e Negócios Ltda.

Av. Naçoes Unidas, 12.995, 20th Floor

Brooklin, São Paulo, 04578-000

Telephone: +55 21 4004-5021

www.telmex.com/opa-embratel

The U.S. information agent
for the tender offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

(800) 322-2885 (Toll Free)

tenderoffer@mackenziepartners.com

www.mackenziepartners.com

If you are an ADS holder and have questions about how to participate in the tender offer through the receiving agent, you should contact the U.S. information agent above.

To the Holders of Common Shares and Preferred Shares of Embratel Holdings and American Depositary Shares Representing Preferred Shares of Embratel Holdings:

INTRODUCTION

Telmex Solutions Telecomunicações Ltda. (“Telmex Solutions”), a wholly owned subsidiary of Teléfonos de México, S.A. de C.V. (“Telmex”), hereby offers to purchase any and all common shares, no par value, and any and all preferred shares, no par value, including preferred shares represented by American Depositary Shares (“ADSs”), of Embratel Participações S.A. (“Embratel Holdings”) at a price of R$6.95 per 1,000 common shares and R$6.95 per 1,000 preferred shares (for reference, equivalent to approximately U.S.$15.95 per ADS based on the average of the buy and sell U.S. dollar-Brazilian real exchange rates included under “transaction PTAX 800, Option 5” published by the Central Bank of Brazil (the “Central Bank”) through the SISBACEN System at 7:00 p.m., Brasilia time (“PTAX exchange rate”), on September 28, 2006, which was U.S.$1.00 = R$2.1789) in cash, adjusted by the Brazilian Taxa Referencial-TR (a monthly index published by the Central Bank, which, for reference, was approximately 0.23% for the month of July 2006) from May 8, 2006 (the “Tender Offer Announcement Date”) to the date payment is made for shares purchased in the tender offer (the “Share Payment Date”), net of the stock exchange and settlement fee described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase. ADS holders tendering through The Bank of New York, as receiving agent, will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer.

Subject to the terms and conditions described herein, unless the tender offer is extended or earlier terminated, to participate in the tender offer, a holder must tender: (1) if a holder of ADSs electing to tender preferred shares through The Bank of New York, as receiving agent, no later than 9:00 a.m., New York City time (the “ADS Expiration Time”), on November 6, 2006 (such date, as it may be extended by us, the “Expiration Date”), and (2) if a holder of common shares or preferred shares, no later than 3:00 p.m., New York City time (the “Share Expiration Time”), on the Expiration Date.

In accordance with applicable Brazilian regulations, the common shares and preferred shares tendered in the tender offer will be purchased through an auction on the Bolsa de Valores de São Paulo — BOVESPA (the “São Paulo Stock Exchange”) that is currently scheduled to occur at 10:00 a.m., New York City time, one business day after the Expiration Date (the “Auction Date”).

Each shareholder that tenders shares in the tender offer and each ADS holder for which the receiving agent tenders preferred shares underlying ADSs will be required to pay a combined fee to the São Paulo Stock Exchange and the Companhia Brasileira de Liquidação e Custódia (the Brazilian Settlement and Custody Company, or “CBLC”) in an amount equal to 0.035% of the purchase price received by that holder. This fee will be deducted from the proceeds received by that holder.

A beneficial owner that has shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to tender shares and may be charged a fee or commission by that person for tendering shares in the tender offer. In addition, the broker that tenders shares on behalf of any shareholder in the auction, as described in THE TENDER OFFER — Section 2 — “Acceptance for Payment and Payment for Shares,” may charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply. ADS holders participating in the tender offer by tendering the preferred shares underlying their ADSs through the receiving agent must pay the fees, taxes and charges described in THE TENDER OFFER — Section 3 — “Procedures for Participating in the Tender Offer.”

The purchase price received by holders of shares or ADSs participating in the tender offer may be subject to applicable Brazilian withholding taxes. See THE TENDER OFFER — Section 7 — “Tax Consequences — Brazilian Tax Consequences.”

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See THE TENDER OFFER — Section 5 — “Conditions to the Tender Offer.” Depending on the number of shares tendered by the Share Expiration Time, on the Expiration Date, shares properly and timely tendered and not withdrawn may be subject to proration as described in THE TENDER OFFER — Section 1 — “Terms of the Tender Offer and Expiration Date.”

We intend to acquire as many additional common shares and preferred shares (including preferred shares represented by ADSs) as possible through the tender offer as a step towards acquiring 100% of the equity of Embratel Holdings, if we are able to do so. Following completion of the tender offer, if certain conditions are met, the Brazilian Securities Commission (“CVM”) will withdraw the registration of Embratel Holdings as a publicly traded company in Brazil and require the delisting of the common shares and preferred shares from the São Paulo Stock Exchange. We also intend to cause the termination of the deposit agreement governing the ADSs, the delisting of the ADSs from the New York Stock Exchange (“NYSE”) and, if certain conditions are met, the deregistration of the ADSs and the preferred shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Under Brazilian law, if following completion of the tender offer, the CVM has withdrawn the registration of Embratel Holdings as a publicly traded company in Brazil and less than 5% of the total number of Embratel Holdings’ outstanding common shares and preferred shares, taken as a whole, are held by shareholders other than (1) Telmex and its affiliates, (2) Empresa Brasileira de Telecomunicações S.A. — Embratel and (3) officers or members of the Board of Directors or Fiscal Council (Conselho Fiscal) of Embratel Holdings (“public shareholders”), we will have the ability (and intend) to cause the mandatory redemption of all remaining shares held by public shareholders. See SPECIAL FACTORS — “Background of the Tender Offer” and — “Purpose of and Reasons for the Tender Offer; Mandatory Redemption; Plans for Embratel Holdings Following the Tender Offer.”

This offer to purchase and the documents incorporated by reference in this offer to purchase contain forward-looking statements. Our representatives and we may also make forward-looking statements in press releases and oral statements. Statements that are not statements of historical fact, including statements about our intent, beliefs or current expectations concerning our plans with respect to the tender offer and our actions after its completion or termination, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects,” “targets” and other similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors, including, but not limited to, the satisfaction of the conditions to the tender offer, general economic, capital market and business conditions, competitive factors and general industry trends in the telecommunications industry, changes in government regulation and tax law requirements and our ability to successfully execute our business strategy with respect to Embratel Holdings after the completion of the tender offer.

Our forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect new information or future developments. You should not place undue reliance on forward-looking statements contained in this offer to purchase.

This offer to purchase and the related letter of transmittal contain important information that you should read before making any decision in connection with the tender offer.

SPECIAL FACTORS

Background of the Tender Offer

Through its wholly owned subsidiaries, Telmex owns 72.3% of the total number of Embratel Holdings’ common shares and preferred shares, taken as a whole. In July 2004, Telmex purchased 51.8% of the total number of Embratel Holdings’ then-outstanding common shares from MCI, Inc. In December 2004, Telmex completed a tender offer in Brazil for all common shares of Embratel Holdings that it did not already own and increased its ownership in Embratel Holdings’ common shares to 90.3% of the total number of Embratel Holdings’ then-outstanding common shares. In May 2005, Telmex further increased its ownership to 95.1% of the then-outstanding common shares and 45.4% of the then-outstanding preferred shares by subscribing for shares in a capital increase of Embratel Holdings. In October 2005, Telmex increased its ownership of common shares to 97.3% when Telmex transferred Telmex do Brasil Ltda. (“Telmex do Brasil”) and its 37.1% equity interest in Net Serviços de Comunicação S.A. (“Net”) to Embratel Holdings for newly issued common shares of Embratel Holdings.

In October 2005, Telmex began an internal consideration of the possibility of making a tender offer for the outstanding shares of Embratel Holdings.

During the second week of November 2005, Telmex contacted Goldman, Sachs & Co. (“Goldman Sachs”) to act as financial advisor to Telmex in connection with the possible tender offer. Representatives of Goldman Sachs began to discuss the possible tender offer with Telmex, and with representatives of Xavier Bernardes Bragança, Telmex’s Brazilian legal advisor, and Cleary Gottlieb Steen & Hamilton LLP, Telmex’s U.S. legal advisor, on November 17, 2005.

On December 15, 2005, Oscar Von Hauske Solis, President of International Operations and Information Technology of Telmex and a member of the Board of Directors of Embratel Holdings, contacted Carlos Henrique Moreira, the Chief Executive Officer of Embratel Holdings, and informed him that Telmex was considering the possibility of making a tender offer for the outstanding shares of Embratel Holdings. In this and subsequent conversations later in December, officials of Telmex requested the assistance of Embratel Holdings in providing financial projections and other information necessary for the preparation of a laudo de avaliação (“valuation report”) on Embratel Holdings, as required by Brazilian law. The participants in these discussions were (on behalf of Telmex) Mr. Von Hauske, Adolfo Cerezo Pérez, Chief Financial Officer of Telmex, and José Manuel Camacho Berrueta, Treasurer of Telmex and (on behalf of Embratel Holdings) Mr. Moreira and Isaac Berensztejn, Chief Financial Officer of Embratel Holdings, as well as representatives of Goldman Sachs and the legal advisors to both Telmex and Embratel Holdings.

In late January 2006, Telmex contacted Banco ABN AMRO Real S.A. (“ABN AMRO”) to discuss the possible engagement of ABN AMRO to prepare a valuation report on Embratel Holdings, as required by Brazilian law.

At the end of January 2006, Telmex decided to postpone consideration of a possible tender offer because of market conditions and the demands of the year-end financial reporting process. Mr. Von Hauske communicated this decision to Mr. Moreira on January 27, 2006.

On March 7, 2006, Telmex resumed its consideration of a possible tender offer. On March 8, 2006, Mr. Von Hauske telephoned Mr. Moreira to report that Telmex had resumed consideration of a possible tender offer and to request that Embratel Holdings begin providing to ABN AMRO, the investment bank selected by Telmex to prepare the valuation report, the information necessary for the preparation of the valuation report.

On April 11, 2006, Telmex formally engaged ABN AMRO to prepare the valuation report required by Brazilian law in conjunction with the proposed tender offer. Over the ensuing weeks, Embratel Holdings provided information to ABN AMRO for use in preparing the valuation report. ABN AMRO delivered the valuation report to Telmex on May 1, 2006.

During the week of May 1, 2006, Telmex reached a final determination to make the tender offer, and Messrs. Cerezo and Camacho informed Messrs. Moreira and Berensztejn of Telmex’s determination. On Monday, May 8, 2006, Telmex made a public announcement of its intention to make the tender offer. On May 9, 2006, Telmex submitted a Form of Notice of Tender Offer to the CVM for review, together with the valuation report, as required by Brazilian law. In the course of the CVM review process, Telmex submitted revised versions of the Form of Notice of Tender Offer on June 22, August 2, September 1 and September 18, 2006, as well as revised versions of the valuation report on August 2 and September 1, 2006. CVM granted registration of the tender offer, in accordance with Brazilian law, on September 27, 2006.

Purpose of and Reasons for the Tender Offer; Mandatory Redemption; Plans for Embratel Holdings Following the Tender Offer

Purpose of and Reasons for the Tender Offer

We intend to acquire as many additional common shares and preferred shares (including preferred shares represented by ADSs) as possible through the tender offer as a step towards acquiring 100% of the equity of Embratel Holdings, if we are able to do so. We intend to retain all shares we acquire. Following completion of the tender offer, if certain conditions are met, the CVM will withdraw the registration of Embratel Holdings as a publicly traded company in Brazil and require the delisting of the common shares and preferred shares from the São Paulo Stock Exchange. We also intend to cause the termination of the deposit agreement governing the ADS program, the delisting of the ADSs from the NYSE and, if certain conditions are met, the deregistration of the ADSs and the preferred shares under the Exchange Act.

Under Brazilian law, if following completion of the tender offer, the CVM has withdrawn the registration of Embratel Holdings as a publicly traded company in Brazil and less than 5% of the total number of Embratel Holdings’ outstanding common shares and preferred shares (including preferred shares represented by ADSs), taken as a whole, are held by public shareholders, we will have the ability (and intend) to cause the mandatory redemption of all remaining shares held by public shareholders. See “— Mandatory Redemption.”

Under applicable CVM rules, since we are offering to acquire all common shares and preferred shares (including preferred shares represented by ADSs), we are required to do so by means of a tender offer conducted in accordance with those rules. For this reason, we did not consider any alternative means to the tender offer to achieve our purpose.

We believe that Telmex’s owning 100% of Embratel Holdings would result in a number of benefits to Embratel Holdings, including greater operating and financing flexibility with respect to its relationship with Telmex and the elimination of certain expenses relating to its being a public company. Telmex expects to continue to invest in telecommunications companies and assets in Brazil in the future, and for particular investments, there could be advantages to doing so through Embratel Holdings. If Telmex owned 100% of the shares of Embratel Holdings, Telmex would have the ability to operate its Brazilian businesses, including those it acquires in the future, without potential conflicts between its interests and the interests of minority shareholders.

Mandatory Redemption

Under Brazilian law, if following completion of the tender offer, the CVM has withdrawn the registration of Embratel Holdings as a publicly traded company in Brazil and less than 5% of the total number of Embratel Holdings’ outstanding common shares and preferred shares (including preferred shares represented by ADSs), taken as a whole, are held by public shareholders, we will have the ability (and intend) to cause Embratel Holdings to redeem all remaining shares held by public shareholders for cash (“mandatory redemption”) in an amount per 1,000 shares equal to the tender offer price, adjusted by the monthly Brazilian Taxa Referencial-TR from the Tender Offer Announcement Date to the date payment is made for such redeemed shares. ADS holders that hold ADSs representing preferred shares redeemed pursuant to the mandatory redemption will receive payment of the redemption amount in U.S. dollars through The Bank of New York, as ADS depositary, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing redeemed preferred shares. ADS holders will receive payment for ADSs representing preferred shares redeemed in the mandatory redemption upon surrender of the ADSs to The Bank of New York, as ADS depositary.

Mandatory redemption, which is similar to a U.S. “short-form” merger, would not involve a tender offer and would occur by operation of Brazilian law, in accordance with the constitutive documents of Embratel Holdings, upon resolution by the shareholders of Embratel Holdings (including Telmex and its affiliates) at a general shareholders’ meeting and credit of funds equal to the redemption price by Embratel Holdings to the bank account of each shareholder. In case the bank account information for a shareholder on record with Embratel Holdings or Banco Itaú, Embratel Holdings’ transfer agent, is not available, funds equal to the redemption price will be deposited with a financial institution authorized by the CVM. The resolution would be binding upon all shareholders of Embratel Holdings, including those in the United States, and no such shareholder could elect thereafter to remain a shareholder of Embratel Holdings.

If the prerequisites for a mandatory redemption are satisfied, we intend to cause Embratel Holdings to take all steps necessary to effect the mandatory redemption as promptly as practicable following completion of the tender offer.

Plans for Embratel Holdings Following the Tender Offer

We plan to continue operating Embratel Holdings as a going concern under our control for the foreseeable future and have no current plans of disposing of either the entire company or our interest in it or of causing the liquidation of Embratel Holdings at any time in the foreseeable future. Thus, we do not anticipate that, except for this tender offer, holders of common shares, preferred shares or ADSs will have an opportunity in the foreseeable future to dispose of their common shares, preferred shares or ADSs other than in open market transactions (to the extent that any public trading market may continue to exist following the tender offer) or in private transactions, with all the costs customarily associated with such sales or transactions.

In connection with the tender offer, we expect to review Embratel Holdings and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the completion of the tender offer. We expressly reserve the right to make any changes that we may deem necessary or appropriate in light of our review or in light of future developments. In addition, we regularly review acquisition opportunities in the telecommunications industry and may pursue such opportunities when appropriate.

If certain conditions are met, following completion of the tender offer, the CVM will withdraw the registration of Embratel Holdings as a publicly traded company in Brazil and require the delisting of the common shares and preferred shares from the São Paulo Stock Exchange. We expect also to cause Embratel Holdings to terminate the deposit agreement governing the ADSs and to delist its ADSs from the NYSE. Accordingly, following completion of the tender offer, there may not be, and following a mandatory redemption there would not be, publicly traded securities of Embratel Holdings. Furthermore, if the relevant requirements are met, we intend to cause Embratel Holdings to apply for deregistration of the ADSs and the preferred shares under the Exchange Act following completion of the tender offer. See — “Certain Effects of the Tender Offer.”

Certain Effects of the Tender Offer

Telmex currently owns 72.3% of the total number of Embratel Holdings’ common shares and preferred shares, taken as a whole, which may be deemed to represent a 72.3% interest in the net book value and a 72.3% interest in the net earnings of Embratel Holdings, or the equivalent of approximately U.S.$2,275 million in net book value and U.S.$52 million in net earnings for the year ended December 31, 2005. If all holders of common shares and preferred shares (including preferred shares represented by ADSs) not owned by Telmex tender their common shares and preferred shares into the tender offer, or a mandatory redemption is carried out following completion of the tender offer, Telmex will own 100% of Embratel Holdings’ outstanding shares, and Telmex’s interest in Embratel Holdings’ net book value and net earnings will increase to 100%, or the equivalent of approximately U.S.$3,147 million in net book value and U.S.$72 million in net earnings for the year ended December 31, 2005.

Effects in Brazil

Market for Shares

If, following completion of the tender offer, the CVM has withdrawn the registration of Embratel Holdings as a publicly traded company in Brazil and less than 5% of Embratel Holdings’ outstanding common shares and preferred shares (including preferred shares represented by ADSs), taken as a whole, are held by public shareholders, we will have the ability (and intend) to cause the mandatory redemption of all remaining shares held by public shareholders. Even if the mandatory redemption mechanism is not available, it is possible that following completion of the tender offer, the number of holders of common shares or preferred shares may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for the common shares or preferred shares. Depending upon the number of shares purchased in the tender offer, the tender offer will likely adversely affect the liquidity and market value of any shares held by public shareholders after the tender offer is completed. If the CVM withdraws the registration of Embratel Holdings as a publicly traded company in Brazil and requires the delisting of Embratel Holdings’ common shares and preferred shares from the São Paulo Stock Exchange, as described below, there will be no public market for any remaining outstanding common shares and preferred shares of Embratel Holdings, as such shares will not be eligible for trading on any Brazilian stock exchange or on the Brazilian over-the-counter market.

Deregistration and Delisting

As a result of the tender offer, the CVM will withdraw the registration of Embratel Holdings as a publicly traded company and require the delisting of the common shares and preferred shares from the São Paulo Stock Exchange if the following conditions have been met:

(1)	Agência Nacional de Telecomunicações, the Brazilian Federal Telecommunications Agency (“Anatel”) has issued a statement favorable to the withdrawal of the registration of Embratel Holdings as a publicly traded company in Brazil;

(2)	we have acquired through the tender offer more than two-thirds of the total number of the common shares and preferred shares (including preferred shares represented by ADSs), taken as a whole, that are held by public shareholders;

(3)	the periods for exercising the shareholder put right — the three-month period following completion of the tender offer and the three-month period following Anatel’s issuance of a statement favorable to withdrawal of the registration of Embratel as a publicly traded company in Brazil — have expired; and

(4)	the registration of Embratel Holdings’ ADS program with the CVM has been terminated, following the expiration of the 30-day notice period for termination of the deposit agreement governing the ADS program (as described in — “Effects in the United States” — “Termination of Deposit Agreement and Delisting in the United States”).

The withdrawal of Embratel Holdings from registration as a publicly traded company in Brazil would reduce the information required to be furnished by Embratel Holdings to the CVM, the São Paulo Stock Exchange and holders of its securities in Brazil and limit its access to the Brazilian capital markets.

Brazilian Tax Consequences

The exchange of cash for common shares or preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer will not result in any material Brazilian income tax consequences for Telmex Solutions, Telmex or Embratel Holdings. The exchange of common shares or preferred shares (including preferred shares represented by ADSs) for cash pursuant to the tender offer, any exercise of the shareholder put right or any mandatory redemption could give rise to a tax on gains realized by a holder not deemed to be domiciled in Brazil for Brazilian tax purposes. See THE TENDER OFFER — “Section 7 — Tax Consequences — Brazilian Tax Consequences.”

Effects in United States

Market for ADSs

If, following completion of the tender offer, the CVM has withdrawn the registration of Embratel Holdings as a publicly traded company in Brazil and less than 5% of the total number of Embratel Holdings’ outstanding common shares and preferred shares (including preferred shares represented by ADSs), taken as a whole, are held by public shareholders, we will have the ability (and intend) to cause the mandatory redemption of all remaining shares held by public shareholders. See — “Purpose of and Reasons for the Tender Offer; Mandatory Redemption; Plans for Embratel Holdings Following the Tender Offer — Mandatory Redemption.” Even if the mandatory redemption mechanism is not available, it is possible that following completion of the tender offer, the number of holders of ADSs may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for the ADSs. Depending upon the number of preferred shares purchased in the tender offer, the tender offer will likely adversely affect the liquidity and market value of any ADSs held by the public after the tender offer is completed. If we cause Embratel Holdings to terminate the deposit agreement governing the ADSs and to delist the ADSs from the NYSE, as described below, then there will be no public market for any remaining outstanding ADSs of Embratel Holdings.

Termination of Deposit Agreement and Delisting in the United States

Following completion of the tender offer, we intend to cause Embratel Holdings to instruct the ADS depositary to terminate the deposit agreement, dated as of June 16, 2003, among Embratel Holdings, The Bank of New York, as ADS depositary, and holders and beneficial owners of ADRs evidencing ADSs of Embratel Holdings. The ADS depositary is obligated to terminate the deposit agreement at any time at the direction of Embratel Holdings by mailing a notice of termination to the holders of ADSs then outstanding at least 30 days prior to the termination date fixed in such notice. Upon the effectiveness of the termination of the deposit agreement, (1) the NYSE will suspend the trading of the ADSs, and we will proceed to permanently discontinue the listing of the ADSs and the preferred shares on the NYSE in accordance with the relevant rules promulgated by the Securities and Exchange Commission (“SEC”) and the NYSE, and (2) the registration of Embratel Holdings’ ADS program with the CVM will be terminated. We will review the situation following the tender offer and could, if the number of preferred shares purchased in the tender offer is small, determine not to proceed with causing Embratel Holdings to delist.

On and after the date of termination of the deposit agreement, holders of ADSs will be entitled to delivery of preferred shares and any other deposited securities represented by the ADSs upon (a) surrender of such ADSs at the Corporate Trust Office of The Bank of New York, as ADS depositary, (b) payment of the fee of the ADS depositary for the cancellation of such ADSs and (c) payment of any applicable taxes or governmental charges. If any ADSs remain outstanding after the date of termination, the ADS depositary will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the holders thereof, and will not give any further notices or perform any further acts under the deposit agreement, except (x) collecting dividends and other distributions pertaining to the preferred shares and any other deposited securities, if any, (y) selling rights, if any, as provided in the deposit agreement and (z) delivering preferred shares and any other deposited securities represented by the ADSs, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADSs surrendered to the ADS depositary (after deduction of the fee of the ADS depositary for the cancellation of ADSs, any expenses for the account of the holder of ADSs and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination of the deposit agreement, the ADS depositary may sell any remaining preferred shares and any other deposited securities represented by the ADSs and will hold uninvested the proceeds of any such sale, as well as any other cash it is holding under the agreement for the pro rata benefit of the holders of ADSs which have not theretofore been surrendered, and shall have no liability for interest with respect to such proceeds. The ADS depositary’s only obligation will then be to account for the proceeds of the sale and other cash (after deduction of the fee of the ADS depositary for the cancellation of ADSs, expenses for the account of the holder of ADSs and any applicable taxes or governmental charges). After termination, Embratel Holdings’ only obligation under the deposit agreement will be with respect to indemnification and to pay certain amounts to the ADS depositary. The ADS depositary has advised us that its general policy is to sell the preferred shares or any securities received in exchange for such preferred shares following the expiration of the one-year period from the termination of a deposit agreement, subject to review of each situation on a case-by-case basis. We may purchase preferred shares from the ADS depositary in such circumstances.

If the deposit agreement is terminated following the acquisition of more than two-thirds of the total number of Embratel Holdings’ common shares and preferred shares, taken as a whole, held by public shareholders prior to commencement of the tender offer and Anatel has issued a statement favorable to the withdrawal of the registration of Embratel Holdings as a publicly traded company in Brazil, a holder of ADSs that has not tendered the preferred shares underlying its ADSs through The Bank of New York, as receiving agent, may:

(1) during the period for exercising the shareholder put right, instruct The Bank of New York, as receiving agent, to exercise the shareholder put right on its behalf by completing a letter of transmittal and any other documents required by the receiving agent. See — “Certain Rights of Shareholders Following the Tender Offer — Shareholder Put Right.”

(2) during the one-year period following the termination of the deposit agreement, surrender the ADSs to the ADS depositary in exchange for the preferred shares underlying such ADSs. In this case, the ADS holder must obtain its own foreign investor registration before the ADS depositary deposits the preferred shares underlying the surrendered ADSs in the ADS holder’s account. After the termination of the deposit agreement, Resolution No. 2,689/00, as amended, of the Brazilian Conselho Monetário Nacional (the “National Monetary Council”) will no longer be available for the purpose of obtaining the required foreign investor registration, and alternative methods for obtaining foreign investor registration in Brazil may be burdensome and time-consuming. In addition, following the completion of the tender offer, there may be a limited or no market for the preferred shares of Embratel Holdings in Brazil. See — “Effects in Brazil — Market for Shares.”

(3) refrain from taking any action, in which case the ADS depositary would likely sell the preferred shares underlying the ADSs after one year as described above.

In the event of the mandatory redemption of the preferred shares by Telmex following the completion of the tender offer, an ADS holder will receive the cash paid by Telmex for its preferred shares plus an adjustment at the monthly Brazilian Taxa Referencial-TR and net of certain fees, as described herein, upon surrender of the ADSs to The Bank of New York, as ADS depositary. See — “Purpose of and Reasons for the Tender Offer; Mandatory Redemption; Plans for Embratel Holdings Following the Tender Offer — Mandatory Redemption.”

An ADS holder that does not tender the preferred shares underlying its ADSs through The Bank of New York, as receiving agent, and does not exercise the shareholder put right, if available, may receive substantially less value for its ADSs.

Deregistration Under the Exchange Act

The ADSs and the preferred shares underlying the ADSs are currently registered under the Exchange Act. The purchase of preferred shares pursuant to the tender offer may result in the ADSs’ and the underlying preferred shares’ becoming eligible for deregistration under the Exchange Act. Registration of the ADSs and the preferred shares underlying the ADSs may be terminated by Embratel Holdings upon application to the SEC if the following qualifications are met: (i) the outstanding ADSs are not listed on a “national securities exchange” and (ii) there are fewer than 300 U.S. holders of ADSs and preferred shares. Currently, the ADSs are listed on the

NYSE, which is a “national securities exchange.” If the delisting described above is effected, the ADSs will no longer be listed on a “national securities exchange.” We believe that there are currently more than 300 U.S. holders of ADSs and preferred shares. Following completion of the tender offer, we will cause Embratel Holdings to undertake a detailed analysis of the number of U.S. holders of ADSs and preferred shares to determine whether there are fewer than 300 U.S. holders in accordance with the SEC’s rules. The SEC has proposed rules that, if adopted, may make it easier to terminate the registration of the ADSs and the underlying preferred shares under the Exchange Act.

Termination of registration of the ADSs and the preferred shares underlying the ADSs under the Exchange Act would reduce the information required to be furnished by Embratel Holdings to holders of its securities and to the SEC and would make certain provisions of the Exchange Act, such as the requirement to file annual reports with the SEC, no longer applicable with respect to Embratel Holdings.

In addition, if the ADSs and the underlying preferred shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to Embratel Holdings. Furthermore, the ability of “affiliates” of Embratel Holdings and persons holding “restricted securities” of Embratel Holdings to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated.

We intend to cause Embratel Holdings to apply for termination of the registration of the ADSs and the underlying preferred shares under the Exchange Act following completion of the tender offer if the requirements for termination of registration under the Exchange Act are met.

U.S. Federal Income Tax Consequences

The receipt of cash in exchange for shares (including ADSs) pursuant to the tender offer, any exercise of the shareholder put right or any mandatory redemption will generally give rise to gain or loss for U.S. federal income tax purposes. See THE TENDER OFFER — “Section 7 — Tax Consequences — United States Federal Income Tax Consequences.”

Margin Regulations

The ADSs and the underlying preferred shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit using those securities as collateral. If the ADSs and the underlying preferred shares are delisted from the NYSE, they will no longer constitute “margin securities” for the purposes of the margin regulations and will be ineligible as collateral for margin loans made by brokers.

Effect of the Tender Offer on Unaffiliated Shareholders

As described under — “Position of Telmex Solutions and Telmex Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs,” the transaction would have a positive effect on unaffiliated holders whose common shares or preferred shares (including preferred shares represented by ADSs) are purchased in the tender offer or pursuant to any exercise of the shareholder put right or any mandatory redemption in that they will have received a fair price, at a premium to recent market prices, in cash, for their shares. Those selling holders would also have the potential detriment of no longer participating in the future earnings and potential growth of the business of Embratel Holdings and would have no ongoing rights as holders of Embratel Holdings’ securities. If we are unable to effect a mandatory redemption of the shares of minority shareholders, unaffiliated holders that do not sell their common shares or preferred shares (including preferred shares represented by ADSs) would continue to participate in the future earnings and potential growth of the business of Embratel Holdings and would have continuing rights as holders of Embratel Holdings’ securities. Holders that do not sell their common shares or preferred shares (including preferred shares represented by ADSs) in the tender offer would also continue to bear the risk of any losses incurred in the operation of Embratel Holdings’ business going forward and of any decreases in the value of Embratel Holdings.

Certain Rights of Shareholders Following the Tender Offer

No Appraisal Rights

Holders will not have appraisal or similar rights in connection with the tender offer. However, under certain circumstances that are described below, a holder that has not sold its common shares or preferred shares (including preferred shares represented by ADSs) will have the right, following completion of the tender offer, to require us to purchase its shares at the tender offer price plus an adjustment at the monthly Brazilian Taxa Referencial-TR and net of certain fees, as described herein. No provision has been made to grant unaffiliated shareholders access to the corporate files of Telmex or to obtain counsel or appraisal services at the expense of Telmex in relation to the tender offer.

Shareholder Put Right

Under the rules of the CVM, if upon completion of the tender offer, we have acquired more than two-thirds of the common shares or preferred shares (including preferred shares represented by ADSs) held by public shareholders prior to commencement of the tender offer, any holder of shares of that class will have the right, for the three-month period immediately following the Auction Date, to require us to purchase its shares for cash (“shareholder put right”) at the tender offer price, adjusted by the monthly Brazilian Taxa Referencial-TR from the Tender Offer Announcement Date to the date payment is made for shares sold pursuant to the shareholder put right, net of the stock exchange and settlement fee described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase. However, if more than two-thirds of the common shares and preferred shares (including preferred shares represented by ADSs), taken as a whole, held by public shareholders are tendered in the tender offer, the shareholder put right will be available to all holders of common shares and preferred shares (including preferred shares represented by ADSs).

If at any time following completion of the tender offer, (1) we have acquired through the tender offer more than two-thirds of the total number of the common shares and preferred shares (including preferred shares represented by ADSs), taken as a whole, that are held by public shareholders and (2) Anatel has issued a statement favorable to the withdrawal of the registration of Embratel Holdings as a publicly traded company in Brazil, the shareholder put right will be available to all holders of common shares and preferred shares (including preferred shares represented by ADSs) for an additional three-month period immediately following our public announcement that such conditions have been met. ADS holders will be able to exercise this shareholder put right with respect to the preferred shares underlying their ADSs through The Bank of New York, as receiving agent, and will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares sold pursuant to the shareholder put right.

If we acquire in the tender offer a sufficient number of shares to give rise to a shareholder put right and such right is available to holders of preferred shares, as described above, an ADS holder will be able to instruct The Bank of New York, as receiving agent, to exercise the shareholder put right on its behalf by completing a letter of transmittal and providing any other documents required by the receiving agent.

Any common shares and preferred shares acquired by us as a result of the exercise of the shareholder put right would be taken into account in determining whether or not we have the ability to cause Embratel Holdings to redeem the remaining shares held by the public shareholders pursuant to the mandatory redemption, if available, as described above in — “Purpose of and Reasons for the Tender Offer; Mandatory Redemption; Plans for Embratel Holdings Following the Tender Offer — Mandatory Redemption.”

Subsequent Payments

Under applicable CVM rules, if we intend to acquire all common shares and preferred shares of Embratel Holdings, we are required to do so by means of a tender offer conducted in accordance with those rules. If, within a period of one year from the Auction Date:

•	an event occurs that requires us to effect a mandatory public tender offer for either or both classes of shares of Embratel Holdings under the rules of the CVM;

•	we effect another public tender offer for either or both classes of shares of Embratel Holdings; or

•	a corporate event occurs that would have permitted the holders of either or both classes of shares of Embratel Holdings whose shares were purchased in the tender offer described in this offer to purchase to exercise appraisal rights under Brazilian law if they had remained shareholders of Embratel Holdings at the time of that corporate event;

under applicable CVM rules, we will be required to make a payment in Brazilian reais to each holder of the applicable class of shares of Embratel Holdings whose shares were purchased in this tender offer for the excess, if any, of:

•	the price per 1,000 shares of the applicable class that the holder would have the right to receive by virtue of the occurrence of one or more of the events described above; over

•	the price per 1,000 shares that such holder received for the sale of shares of that class to us in this tender offer;

adjusted by the monthly Brazilian Taxa Referencial-TR from the Share Payment Date to the date of payment of that additional amount and adjusted for any changes in the number of shares that may have occurred by virtue of any share dividend, share split, reverse share split or conversion of that class of shares into another class.

Position of Telmex Solutions and Telmex Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs

Embratel Holdings is a Brazilian company, and Brazilian law governs our duties and obligations to Embratel Holdings and the holders of Embratel Holdings’ common shares and preferred shares. Art. 4 § 4 of the Brazilian Corporate Law No. 6,404/76, as amended, and Instruction No. 361/02 of the CVM specify the procedures to be followed by Telmex, as a controlling shareholder of Embratel Holdings undertaking a tender offer that could result in the withdrawal of the registration of Embratel Holdings as a publicly traded company in Brazil, for determining a fair price for shares in the tender offer.

Under Art. 4 § 4 of the Brazilian Corporate Law No. 6,404/76, as amended, and Instruction No. 361/02 of the CVM, Telmex is required to engage an independent investment bank or financial institution to prepare a laudo de avaliação (“valuation report”) regarding Embratel Holdings in accordance with specific procedures and methodologies. Furthermore, the valuation report must identify the most appropriate methodology for reaching the valuation of Embratel Holdings, and the tender offer price selected by Telmex must be at least equal to the minimum value of the range of values per share identified in the valuation report.

Telmex engaged Banco ABN AMRO Real S.A. (“ABN AMRO”), which prepared such a valuation report. In its valuation report, ABN AMRO indicated that it considered the discounted cash flow methodology the most appropriate methodology for reaching its valuation of Embratel Holdings and that Embratel Holdings’ minority interest in Net was evaluated based on historical market value according to the trading price of Net’s shares on the São Paulo Stock Exchange, as detailed in the valuation report. Using these methodologies, ABN AMRO reached a range of implied equity values per 1,000 shares of R$6.75 to R$7.15. Telmex subsequently selected a tender offer price of R$6.95, in the middle of the range of values determined in the valuation report. For a summary of the valuation report issued by ABN AMRO, see — “Valuation Report of Banco ABN AMRO Real S.A.”

Other than the requirement to obtain and make public a valuation report from an independent investment bank or financial institution, Brazilian law and applicable CVM rules do not require any of Telmex Solutions, Telmex or their respective Boards of Directors to make any determination or analysis regarding the tender offer, nor do they require any of them to obtain, or retain any outside person to prepare, any other report, opinion or appraisal relating to the value of Embratel Holdings, the common shares, preferred shares and ADSs or the fairness of the tender offer or to negotiate on behalf of the unaffiliated security holders.

Though Brazilian law does not impose any obligation on us to make any determination regarding whether the tender offer is fair to unaffiliated shareholders, other than as described above, the rules of the SEC require us (as affiliates of Embratel Holdings) to do so. Accordingly, we believe that the tender offer price is fair to unaffiliated holders of common shares, preferred shares and ADSs.

We believe that the following factors support our view as to the fairness of the tender offer to unaffiliated shareholders:

•	The tender offer price was determined by following the procedures and complying with the requirements prescribed by Brazilian law, which mandate the engagement of an independent investment bank or financial institution to prepare a valuation report and the selection of a tender offer price at least equal to the minimum value of the range of values per share reached in the report using the methodology deemed most appropriate by the preparer. For a summary of the valuation report issued by ABN AMRO, see — “Valuation Report of Banco ABN AMRO Real S.A.”

•	The tender offer price compares favorably to current and historical market prices for shares of Embratel Holdings. The tender offer price represents a premium of approximately 31% over the closing market price for common shares on the São Paulo Stock Exchange, approximately 26% over the closing market price for preferred shares on the São Paulo Stock Exchange and approximately 25% over the closing market price for ADSs representing preferred shares on the NYSE on May 5, 2006, the last trading day before our public announcement of the tender offer, which were R$5.30 per 1,000 common shares, R$5.52 per 1,000 preferred shares and U.S.$13.43 per ADS. The tender offer price also represents a premium of approximately 35% for common shares, 30% for preferred shares and 34% for ADSs of Embratel Holdings over the weighted average trading prices for the 30 calendar days ending on the last trading day before announcement of the tender offer.

•	The price offered for common shares also compares favorably to the valuation of the common shares issued by Embratel Holdings to Telmex in October 2005 as consideration for Embratel Holdings’ acquisition of Telmex do Brasil and Telmex’s 37.1% equity interest in Net. In that transaction, common shares of Embratel Holdings were valued at R$6.40 per 1,000 common shares.

•	In the event that minority shareholders believe that the tender offer price does not constitute a fair price, Brazilian law allows such shareholders to request that the management of Embratel Holdings call a special shareholders’ meeting to determine that a new valuation report be prepared. Embratel Holdings did not receive such a request during the term for exercising this right, which expired on May 26, 2006.

•	We believe that, except for the tender offer, holders of common shares, preferred shares and ADSs will not likely have an opportunity in the foreseeable future to dispose of their shares or ADSs at prices other than those available in private or open market transactions (to the extent that any public trading market may continue to exist following the tender offer) because we plan to continue to operate Embratel Holdings as a going concern under our control and have no current plans of disposing of the entire company or our interest in Embratel Holdings or of causing the liquidation of Embratel Holdings. See — “Purpose of and Reasons for the Tender Offer; Mandatory Redemption; Plans for Embratel Holdings Following the Tender Offer — Plans for Embratel Holdings Following the Tender Offer.”

•

The rules of the CVM provide various protections to shareholders, including (1) a requirement that, if we were to launch a further tender offer for shares of Embratel Holdings within a period of one year after completion of this tender offer at a higher price than the tender offer price, we pay the difference in price to shareholders that sold their shares in this tender offer and (2) in certain circumstances, a “shareholder put right” exercisable after the Auction Date that would entitle holders to require us to purchase untendered shares at the tender offer price plus an adjustment at the monthly Brazilian Taxa Referencial-TR and net of certain fees, as described herein. See — “Certain Rights of Shareholders Following the Tender Offer — Shareholder Put Right.”

•	The tender offer is not subject to any conditions relating to the number of common shares or preferred shares (including preferred shares represented by ADSs) tendered or to any financing condition.

We recognize, however, that there are also some detriments to holders that tender or exercise the shareholder put right, if available, or whose shares are redeemed pursuant to the mandatory redemption, if available, including the following:

•	Shareholders will no longer be able to participate in any future growth of Embratel Holdings.

•	Shareholders may incur a taxable gain from the sale of their common shares or preferred shares (including preferred shares represented by ADSs).

We believe that each of the factors above is relevant to unaffiliated holders of common shares, preferred shares and ADSs. The foregoing discussion of the information and factors we considered is not intended to be exhaustive but includes all material factors we considered. In view of the variety of factors considered in connection with our evaluation of the tender offer, we did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors and considered all factors as a whole in reaching a decision.

We did not consider the third-party sale value or liquidation value of Embratel Holdings because we did not consider either to be a viable course of action in view of our intention to continue to operate Embratel Holdings as a subsidiary of Telmex and the fact that, in view of our holding of a majority of the voting power of Embratel Holdings, we can prevent these alternatives. We also did not consider the net book value of Embratel Holdings’ business as reflected in Embratel Holdings’ financial statements because we do not believe it is material or relevant to our determination whether the tender offer price is fair to unaffiliated holders. Specifically, we believe that such net book value is an accounting concept based on specific accounting methodologies that is historical in nature and therefore not forward-looking.

In making our determinations as to the substantive and procedural fairness of the tender offer, we recognized that no unaffiliated representative has been retained by the members of Embratel Holdings’ Board of Directors that is not an employee of Embratel Holdings to act solely on behalf of unaffiliated holders of common shares, preferred shares or ADSs for purposes of negotiating the terms of the tender offer. As noted above, this is not required as a matter of Brazilian law. In any event, the absence of a separate unaffiliated representative did not affect our determination based on the factors set forth above. We recognized that the tender offer is not structured in such a way that approval of at least a majority of the unaffiliated holders is required. We felt that the absence of such a condition supported our determination, rather than detracted from it. We note that the absence of such a condition means that each and every unaffiliated holder that wants to take advantage of the tender offer can do so, irrespective of the views of the other holders. Accordingly, the absence of such a condition did not affect our determination, based on the factors set forth above, that the tender offer is substantively and procedurally fair to the unaffiliated holders.

Our views as to the fairness of the tender offer to the unaffiliated holders of common shares, preferred shares and ADSs are not meant, and should not be construed, as a recommendation to any holder as to whether such holder should tender its shares.

Position of Embratel Holdings’ Board of Directors Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs

Embratel Holdings is a Brazilian company and Brazilian law governs the duties and obligations of Embratel Holdings’ Board of Directors.

Brazilian law does not impose any fiduciary or other duty or obligation on Embratel Holdings or Embratel Holdings’ Board of Directors to seek or obtain from us any particular price or a fair price in the tender offer, to approve or disapprove the tender offer or to make any statement or recommendation or otherwise play any role in connection with the tender offer. Furthermore, Brazilian law and applicable CVM rules do not impose any fiduciary or other duty or obligation on Embratel Holdings or Embratel Holdings’ Board of Directors to make any determination or analysis regarding the tender offer or the tender offer price, including whether or not the terms of the tender offer or the tender offer price are fair to unaffiliated holders, nor do they require either of them to obtain, or retain any outside person to prepare, any report, opinion or appraisal relating to the value of Embratel Holdings, the common shares, preferred shares and ADSs or the fairness of the tender offer or to negotiate on behalf of the unaffiliated security holders. Accordingly, the Board of Directors of Embratel Holdings has not retained an advisor to act solely on behalf of holders of common shares, preferred shares and ADSs that are not affiliated with us for the purpose of negotiating the terms of the tender offer or rendering a report concerning the fairness of the tender offer and has not approved, disapproved or made any recommendation with respect to the tender offer. To the best of our knowledge, none of the executive officers, directors or affiliates of Embratel Holdings has made any recommendation with respect to the tender offer.

Under U.S. law, within ten business days after the commencement date of the tender offer, Embratel Holdings is required by the Exchange Act to file with the SEC and distribute to holders of common shares and preferred shares that are U.S. residents and holders of ADSs a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of Embratel Holdings’ position with respect to the tender offer.

We are not seeking the consent of Embratel Holdings or Embratel Holdings’ Board of Directors with respect to the tender offer. Neither approval by the holders of common shares, preferred shares or ADSs, nor a separate approval by unaffiliated holders of shares or ADSs is required for the tender offer and neither is being sought.

Conduct of Embratel Holdings’ Business if the Tender Offer is Not Completed

If the tender offer is not completed because a condition is neither satisfied nor waived, we intend that Embratel Holdings’ current management would continue to operate the business of Embratel Holdings substantially as currently operated. However, we would continue to control Embratel Holdings and may explore alternative strategies in connection with Embratel Holdings. In particular, we may consider, alone or pursuant to arrangements with others:

•	engaging in open market or privately negotiated purchases of common shares, preferred shares or ADSs to increase our aggregate beneficial ownership of common shares, preferred shares and ADSs, subject to applicable Brazilian law and regulations;

•	terminating the deposit agreement, delisting the ADSs from the NYSE and terminating the registration of the ADSs and the preferred shares under the Exchange Act;

•	keeping outstanding the minority interest in Embratel Holdings; or

•	continuing to make investments in Brazil through Embratel Holdings, including by conducting additional capital increases at Embratel Holdings, which would require shareholders to subscribe to additional shares in proportion to their shareholdings to prevent dilution of their interest in Embratel Holdings.

If we were to pursue any of these alternatives, the consideration offered for shares (including preferred shares represented by ADSs) in the tender offer would no longer be available to holders of common shares, preferred shares or ADSs. Unless the shares or ADSs of Embratel Holdings are delisted, holders will still be able to sell their shares or ADSs in the open market and in private transactions. In addition, in the unanticipated event that we determine to sell our interest in Embratel Holdings, holders of common shares, preferred shares or ADSs (to the extent the deposit agreement governing the ADSs is still in force) might be able to dispose of their securities in such transaction, although there is no guarantee that they would be able to participate in any such transaction and we would have no obligation to include them in any such transaction. The consideration paid in any such future transaction may exceed or be less than the consideration offered in the tender offer.

Interests of Certain Persons in the Tender Offer; Security Ownership; Transactions and Arrangements Concerning the Shares and ADSs

Ownership of Shares of Embratel Holdings and Intent to Tender

As of June 30, 2006, Telmex beneficially owns 498,785,936,670 common shares and 216,232,326,229 preferred shares (including preferred shares represented by ADSs) of Embratel Holdings, representing 97.3% of the total number of Embratel Holdings’ common shares, 45.4% of the total number of Embratel Holdings’ preferred shares and 72.3% of the total number of Embratel Holdings’ common shares and preferred shares, taken as a whole. To the best of our knowledge, as of September 29, 2006, none of Telmex’s directors or executive officers listed on Schedule 1 beneficially owns any shares of Embratel Holdings or has engaged in transactions in shares of Embratel Holdings since March 8, 2006 (60 days prior to the Tender Offer Announcement Date).

Telmex owns its interest in Embratel Holdings through various wholly owned subsidiaries, including Telmex Solutions. As of June 30, 2006, Telmex Solutions beneficially owns 114,368,209,714 common shares and 90,996,760,410 preferred shares (including preferred shares represented by ADSs) of Embratel Holdings, representing 22.3% of the total number of Embratel Holdings’ common shares, 19.1% of the total number of Embratel Holdings’ preferred shares and 20.8% of the total number of Embratel Holdings’ common shares and preferred shares, taken as a whole. To the best of our knowledge, as of September 29, 2006, Mr. Carlos Henrique Moreira, the only executive officer of Telmex Solutions, beneficially owns 132,431,186 preferred shares of Embratel Holdings.

Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the “Slim Family”), directly and through various Mexican corporations, may be deemed to beneficially own approximately 71.0% of the outstanding voting securities of Telmex. As a result, members of the Slim Family may be deemed to be beneficial owners of the common shares and preferred shares (including preferred shares represented by ADSs) of Embratel Holdings owned by Telmex.

As required under Brazilian corporate law, each of the seven members of Embratel Holdings’ Board of Directors holds one common share. In addition, Mr. Carlos Henrique Moreira holds 132,431,186 preferred shares, Mr. Dilio Sergio Penedo holds 9,000,000 preferred shares and options to acquire an additional 150,000,000 preferred shares, Mr. José Formoso Martínez holds 30,000,000 preferred shares represented by ADSs and Mr. Alberto de Orleans e Bragança holds seven preferred shares. To the best of our knowledge, none of Embratel Holdings’ remaining directors holds any additional shares. Mr. Isaac Berensztejn, the only executive officer of Embratel Holdings that is not a member of Embratel Holdings’ Board of Directors holds options to acquire 29,000,000 preferred shares of Embratel Holdings. According to periodic reports filed by Embratel Holdings with the CVM, members of the Conselho Fiscal, or Fiscal Council, of Embratel Holdings hold 636 common shares and 2,650,636 preferred shares collectively.

Messrs. Moreira, Formoso Martínez and Berensztejn have indicated that they do currently intend to tender their shares in the tender offer while Mr. Penedo has indicated that he does not currently intend to tender his shares. A director must hold at least one common share for so long as he or she remains a director of Embratel Holdings and thus may not tender such common share.

Empresa Brasileira de Telecomunicações S.A. — Embratel (“Embratel”), a subsidiary of Embratel Holdings, has indicated that it does intend to tender its 38,346 common shares and 59,180 preferred shares of Embratel Holdings in the tender offer.

Transactions in Shares of Embratel Holdings by Certain Persons

There have been no transactions involving shares of Embratel Holdings effected since March 8, 2006 (60 days prior to the Tender Offer Announcement Date) by Telmex, Telmex Solutions or, to the best of our knowledge, any of their respective directors, executive officers or controlling shareholders, or by any associate or majority owned subsidiary of any of those persons or entities. To the best of our knowledge, there have been no such transactions effected by Embratel Holdings or by any pension, profit-sharing or similar plan of Embratel Holdings or Telmex.

Acquisition by Telmex of Shares of Embratel Holdings

In July 2004, Telmex purchased from MCI, Inc. 64,405,151,125 common shares of Embratel Holdings, which represented 51.8% of the total number of Embratel Holdings’ common shares. Telmex paid an aggregate of U.S.$400 million for MCI’s interest.

In December 2004, Telmex completed a tender offer in Brazil for Embratel Holdings’ outstanding common shares in which it increased its ownership to 90.3% of the total number of Embratel Holdings’ common shares at a price of R$15.59 per 1,000 common shares.

In May 2005, Telmex increased further its ownership to 95.1% of the total number of Embratel Holdings’ common shares and 45.4% of the total number of Embratel Holdings’ preferred shares in a capital increase in which Telmex acquired shares of Embratel Holdings at the offer price of R$4.30 per 1,000 common shares and R$4.30 per 1,000 preferred shares. Embratel Holdings issued 157,658,651,441 new common shares and 266,248,325,303 new preferred shares in the capital increase, of which Telmex acquired 156,086,697,217 common shares and 215,058,826,229 preferred shares.

In October 2005, Telmex sold Telmex do Brasil and its 37.1% equity interest in Net to Embratel Holdings. Telmex received 230,452,650,970 new common shares of Embratel Holdings, valued at R$6.40 per 1,000 common shares, as consideration for Telmex do Brasil and Telmex’s interest in Net.

Contacts or Transactions with Embratel Holdings

Telmex and its subsidiaries engage in a variety of transactions in the ordinary course of business with Embratel Holdings and its subsidiaries.

Telmex and its subsidiaries in Mexico, Chile and Argentina complete international traffic from subsidiaries of Embratel Holdings. Subsidiaries of Embratel Holdings complete international traffic in Brazil from Telmex and its subsidiaries in Mexico, Chile and Argentina. The terms of Embratel Holdings’ arrangements with Telmex and subsidiaries of Telmex are generally similar to those on which each company does business with other, unaffiliated parties. In 2005, the aggregate value of these transactions did not exceed 1% of Embratel Holdings’ consolidated revenues.

In October 2005, Telmex sold Telmex do Brasil and its 37.1% equity interest in Net to Embratel Holdings through the merger of a Brazilian subsidiary of Telmex into Embratel Holdings. Embratel Holdings paid approximately R$271 million for Telmex do Brasil and approximately R$1,205 million for the interest in Net. The purchase prices were paid in new common shares of Embratel Holdings issued to Telmex.

In November 2004, Embratel entered into a U.S.$75 million credit agreement with Banco Inbursa, Institución de Banca Múltiple, Grupo Financiero Inbursa. Banco Inbursa may be deemed to be an affiliate of Telmex. As of January 2006, U.S.$25 million principal amount of this loan was outstanding and is scheduled to mature in November 2006.

Telmex regularly uses the legal services of Xavier Bernardes Bragança, a law firm of which Alberto de Orleans e Bragança, a director of Embratel Holdings, is a partner. Services rendered by Xavier Bernardes Bragança are billed on an hourly basis, and during the most recent two years, fees billed to Telmex amounted to approximately U.S.$1.6 million.

Valuation Report of Banco ABN AMRO Real S.A.

Under Art. 4 § 4 of the Brazilian Corporate Law No. 6,404/76, as amended, and Instruction No. 361/02 of the CVM, the tender offer price must be determined in accordance with specific procedures and in compliance with certain requirements, which mandate that the tender offer price be at least equal to the minimum value of the range of values per share reached in a valuation report prepared by an independent investment bank or financial institution. Telmex retained ABN AMRO, an independent investment bank, to prepare the valuation report required by Brazilian law, and on May 1, 2006, ABN AMRO delivered its valuation report to Telmex. The tender offer price selected by Telmex is in the middle of the range of implied equity values reached in that valuation report.

You should consider the following when reading the discussion of the valuation report of ABN AMRO below:

•	We urge you to read carefully the full text of ABN AMRO’s valuation report regarding Embratel Holdings, which you may obtain from Telmex without charge as described below in THE TENDER OFFER — Section 14 — “Miscellaneous,” and an English translation of which is filed with the SEC as Exhibit (c) to the combined Schedule TO and Schedule 13e-3. The summary of ABN AMRO’s valuation report set forth below is qualified in its entirety by reference to the full text of the valuation report.

•	Telmex has selected and retained ABN AMRO as its financial advisor to render a valuation report regarding Embratel Holdings solely for the purpose of complying with Art. 4 § 4 of the Brazilian Corporate Law No. 6,404/76, as amended, and of Instruction No. 361/02 of the CVM, which require a valuation report to be issued in connection with a public tender offer that could result in the withdrawal of Embratel Holdings’ registration as a public company. The valuation report was prepared exclusively in Portuguese, and in case it is translated to another language, the Portuguese version shall prevail for all purposes.

•	The valuation report was prepared for Telmex in satisfaction of the Brazilian legal requirements described above and is not to be used by third parties or for any other purpose. ABN AMRO did not and will not make any recommendation, nor did it express any explicit or implicit opinion with respect to, the terms and conditions of the tender offer.

In rendering its valuation report, ABN AMRO held discussions with representatives of Telmex and Embratel Holdings concerning the past performance and future prospects of the businesses and the financial and operating results of Embratel Holdings and certain of its subsidiaries and affiliates and reviewed:

•	information provided to ABN AMRO, such as business plans, including financial forecasts of Embratel Holdings and its subsidiaries, which were prepared and approved by their respective managements;

•	historical financial and operating information of Embratel Holdings and its subsidiaries and affiliates;

•	financial statements of Embratel Holdings, certain of its subsidiaries and of its affiliate, GB Empreendimentos e Participações S.A. (“GB Empreendimentos”), as of and for the year ended December 31, 2005 and the three months ended March 31, 2006, audited by Ernst & Young Auditores Independentes S.S. and unaudited, respectively (except with respect to GB Empreendimentos, for which all financial statements provided were unaudited); and

•	the value of net debt, net contingencies, accrued liabilities, dividends and interest accrued on capital stock of Embratel Holdings and certain of its subsidiaries, as well as certain publicly available information on the industry in which Embratel Holdings and its subsidiaries operate and public market information about volumes and trading prices of shares issued by Net, an affiliate of Embratel Holdings.

ABN AMRO also consulted other financial and market studies and analyses, and took into account such other matters as it deemed necessary, including its assessment of general economic, monetary and market conditions.

In rendering its valuation report, ABN AMRO assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information provided to ABN AMRO and data publicly available or furnished to or otherwise reviewed by or discussed with it. ABN AMRO was informed by Telmex and Embratel Holdings that all information provided to ABN AMRO or in some way made available to or discussed with ABN AMRO for use in preparation of its valuation report was correct. With respect to business plans, including financial forecasts, estimates, projections and other information and data provided to ABN AMRO and any other information and data provided to or otherwise discussed or reviewed with ABN AMRO, ABN AMRO was advised by Telmex and Embratel Holdings and assumed that such information and data were reasonably prepared and reflected the best currently available estimates and judgments of Embratel Holdings’ and its subsidiaries’ managements, as to the expected future financial performance of Embratel Holdings and its subsidiaries.

Notwithstanding the foregoing, neither Telmex nor Embratel Holdings, nor their respective managements or controlling shareholders interfered with or compromised ABN AMRO’s ability to obtain any information relevant to the quality of the conclusions in its valuation report, nor did they determine or restrict the capacity of ABN AMRO to determine the methodology used to reach the conclusions presented in its valuation report.

Estimates and projections contained in the valuation report are intrinsically subject to uncertainties and various events or factors that are beyond the control of Telmex and Embratel Holdings and its subsidiaries, as well as ABN AMRO, especially those whose occurrence depends upon future or uncertain events. It is not therefore possible to assure that the estimates and projections used in the valuation report will be realized. Actual future results could significantly diverge from those suggested in the valuation report. Because these estimates and projections are inherently subject to uncertainty, ABN AMRO does not assume any liability or obligation for indemnification in the event that future results differ from the estimates and projections presented in its valuation report and does not make any declaration or warranty regarding those estimates or projections, nor regarding the form in which they were elaborated.

Embratel Holdings, its subsidiaries and its affiliates were valued as independent, “stand-alone” operations, and the subsequent success or failure of the tender offer was not considered in the results of the valuation report. ABN AMRO did not express any opinion about any effect on Embratel Holdings that could potentially be generated by the completion of the tender offer. ABN AMRO did not conduct (1) any appraisal of the assets and liabilities (contingent or not) of Embratel Holdings, its subsidiaries and its affiliates; (2) any revision or audit of financial statements of Embratel Holdings, its subsidiaries and its affiliates or of net indebtedness; (3) any technical audit of operations of Embratel Holdings, its subsidiaries and its affiliates; (4) any valuation of the solvency of Embratel Holdings, its subsidiaries and its affiliates in accordance with any legislation regarding bankruptcy, insolvency or similar issues; or (5) any physical inspection of the properties, installations or assets of Embratel Holdings, its subsidiaries and its affiliates.

Except where another date is specifically indicated, ABN AMRO’s valuation report reflects the financial and accounting conditions of Embratel Holdings, its subsidiaries and its affiliates on March 31, 2006, and is based on information made available to ABN AMRO, and financial, stock market and other conditions and circumstances existing and disclosed to ABN AMRO up to April 28, 2006. Any alterations in such conditions and information subsequent to these dates could alter the results presented in the valuation report. ABN AMRO has no obligation to update or otherwise revise its valuation report.

ABN AMRO did not express through its valuation report any judgment regarding the distribution of economic value among the various types and classes of shares of Embratel Holdings, its subsidiaries or affiliates.

ABN AMRO’s valuation report is not intended to be and does not constitute a judgment, opinion or recommendation to the management of Telmex or Embratel Holdings, to the shareholders of Telmex or

Embratel Holdings or to any third party with respect to the appropriateness or opportunity of the tender offer or regarding the decision of making or accepting the tender offer (including the decision of Embratel Holdings’ shareholders of whether or not to accept the tender offer). In addition, the valuation report is not meant to be the basis for any decision of investment or disinvestment.

The following is a summary of the material analyses undertaken by ABN AMRO in connection with the rendering of its valuation report. The summary includes information presented in tabular format. In order to understand fully the financial analyses performed by ABN AMRO, the table must be read together with the text of the summary. The table alone does not constitute a complete description of the financial analyses.

Given the availability of ten-year management business plans for Embratel Holdings and certain of its subsidiaries, which were approved by their respective managements, and the opportunity to review those plans with representatives of Telmex and Embratel Holdings, and given the limitations of the public market comparables and precedent transaction methodologies, except as described below with respect to Embratel Holdings’ affiliates Net and GB Empreendimentos, ABN AMRO considered the discounted cash flow methodology as the most appropriate methodology for purposes of its valuation of Embratel Holdings. Because neither Net’s management-approved business plans that reflect its current and future financial, operational and commercial situation, nor any other prospective analysis prepared by Net’s management, was available to Telmex, Embratel Holdings or ABN AMRO, ABN AMRO prepared its valuation of Net exclusively on the basis of historical market value according to the trading price of Net’s shares on the São Paulo Stock Exchange during the 90-day period prior to April 29, 2006. GB Empreendimentos was valued based on the economic value of its holdings in Net.

Using the financial forecasts provided by the management of Embratel Holdings and certain of its subsidiaries, ABN AMRO performed a discounted cash flow analysis to estimate a range of implied present values per 1,000 shares of Embratel Holdings, as of March 31, 2006. This range was determined in each case by adding (1) the “present value” of projected free cash flows for the respective operating subsidiaries from 2006 through 2015, and (2) the “present value” of the “terminal value” of such operating subsidiaries in 2015. “Present value” refers to the current value of future cash flows obtained by discounting such future cash flows at a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns, and other appropriate factors. “Terminal value” refers to the value of a particular asset based on cash flows occurring after the ten-year forecast period. In the case of each company, ABN AMRO calculated, on the basis of management forecasts, free cash flow as EBIT (Earnings before Interest and Taxes), minus Income Tax and Social Corporate Contribution, plus depreciation and amortization, minus capital expenditures and plus or minus additional changes in net working capital.

In calculating the terminal values of the respective operating subsidiaries of Embratel Holdings at the end of the period, ABN AMRO applied a range of perpetuity growth rates of free cash flow in 2015 ranging from 0.35% to 0.86% in nominal dollars, except with respect to Star One S.A. (“Star One”), for which ABN AMRO applied a range of perpetuity growth rates ranging from 3.42% to 3.93% in nominal dollars. The free cash flows and terminal values were then discounted back to March 31, 2006, using a low-end dollar-based weighted average cost of capital (“WACC”) of 11.70% and a high-end dollar-based WACC of 12.20%, except with respect to Star One, for which a low-end dollar-based WACC of 10.94% and a high-end dollar-based WACC of 11.44% were used. ABN AMRO viewed this discount rate range as appropriate for companies with the risk characteristics of Embratel Holdings and its subsidiaries. In conducting a historical market value valuation of Embratel Holdings’ equity participation in Net, ABN AMRO calculated a weighted average price per traded volume of preferred shares of Net on the São Paulo Stock Exchange for the 90 days prior to April 29, 2006, of R$ 1.136 per share. Based on these assumptions and the foregoing analysis, ABN AMRO derived a range of implied equity values per 1,000 shares of Embratel Holdings, as set forth in the following table:

	Low		High
Embratel Holdings Equity Value Per Share (reais per lot of one thousand shares)	R$	6.75	R$	7.15

The preparation of financial analyses and valuation reports is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. ABN AMRO did not attribute specific importance to certain factors considered in its valuation report, but, on the contrary, undertook a qualitative analysis of the importance and relevance of all factors considered therein. Accordingly, ABN AMRO believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by ABN AMRO, without considering all of the analyses and factors in their entirety, could create a misleading or incomplete view of the analysis conducted by ABN AMRO and of the conclusions contained in its valuation report.

ABN AMRO’s qualifications to render its valuation report arise from its extensive experience as an internationally recognized investment banking firm engaged, among other things, in the valuation of telecommunications and other businesses and their securities, in Brazil and elsewhere, in connection with tender offers, mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

ABN AMRO has provided, directly or through its affiliated companies, certain financial and investment banking services to Embratel Holdings, its subsidiaries and its affiliates, as well as to its controlling shareholder, for which it has received compensation, and continues to provide these services and could, at any time, provide them again. ABN AMRO, directly or through its affiliated companies, is or could become a creditor of Telmex and Embratel Holdings, its subsidiaries and its affiliates, as well as of the controlling shareholders of Telmex in certain financial transactions. In the normal course of its activities, ABN AMRO could, directly or through its affiliated companies, trade in securities of Embratel Holdings and of Telmex and of their respective controlling shareholders, subsidiaries and affiliates, on its own behalf or on behalf of its clients and, consequently, could, at any time, retain buying or selling positions with respect to such securities.

Other valuations of companies and sectors prepared by ABN AMRO could treat market assumptions in a different way than was reflected in its valuation report; the research departments and other departments of ABN AMRO and its affiliated companies may use other analyses, reports and publications, estimates, projections and different methodologies than those used in the valuation report, and such analyses, reports and publications may contain different conclusions from those set out in the valuation report.

Pursuant to ABN AMRO’s engagement letter, Telmex has agreed to pay ABN AMRO a fee for the preparation of its valuation report, which fee shall be due whether or not the tender offer is consummated. Telmex has also agreed to reimburse ABN AMRO for its reasonable travel and out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify ABN AMRO and its affiliates against specific liabilities and expenses arising out of its engagement.

The valuation report is available for inspection and copying by any interested holder or its representative designated in writing during regular business hours at the principal executive offices of Embratel Holdings located at Rua Regente Feijó, 166, Sala 1687-B, Rio de Janeiro, RJ, Brazil 20060-060 and is also accessible at the Internet site of Embratel Holdings at http://www.embratel.com.br. An English translation of the report has also been filed with the SEC and is available on the SEC’s Internet site at http://www.sec.gov. The information agents set forth on the back cover of this offer to purchase will provide a copy of the valuation report upon written request and at the expense of the requesting holder or its representative designated in writing.

THE TENDER OFFER

1.	Terms of the Tender Offer and Expiration Date.

General

Upon the terms and subject to the conditions described in this offer to purchase and to proration under certain limited circumstances, Telmex Solutions Telecomunicacões Ltda., a limited liability company organized under the laws of the Federative Republic of Brazil (“Telmex Solutions”) and a wholly owned subsidiary of Teléfonos de México, S.A. de C.V., a corporation organized under the laws of the United Mexican States (“Telmex”), offers to purchase any and all common shares and any and all preferred shares, including preferred shares represented by American Depositary Shares (“ADSs”) of Embratel Participações S.A., a corporation organized under the laws of the Federative Republic of Brazil (“Embratel Holdings”), that are properly and timely tendered and not properly withdrawn, at a price of R$6.95 per 1,000 common shares and R$6.95 per 1,000 preferred shares (for reference, equivalent to approximately U.S.$15.95 per ADS based on the average buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil (the “Central Bank”) through the SISBACEN system at 7:00 p.m., Brasilia time (“PTAX exchange rate”), on September 28, 2006, which was U.S.$1.00 = R$2.1789) in cash, adjusted by the Brazilian Taxa Referencial-TR (a monthly index published by the Central Bank, which, for reference, was approximately 0.23% for the month of July 2006) from May 8, 2006 (the “Tender Offer Announcement Date”) to the date payment is made for shares purchased in the tender offer (the “Share Payment Date”), net of the stock exchange and settlement fee described in the next sentence, any applicable brokerage fees or commissions and applicable withholding taxes. Each shareholder whose shares (including preferred shares represented by ADSs) are purchased in the tender offer must pay a combined fee to the Bolsa de Valores de São Paulo — BOVESPA (the “São Paulo Stock Exchange”) and the Companhia Brasileira de Liquidação e Custódia (the Brazilian Settlement and Custody Company, or “CBLC”) in an amount equal to 0.035% of the purchase price received by that holder. This fee will be deducted from the proceeds received by that holder. ADS holders tendering through The Bank of New York, as receiving agent, will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer.

Subject to the exceptions and conditions described herein, unless the tender offer is extended or earlier terminated, to participate in the tender offer, a holder must tender:

(1)	if a holder of ADSs electing to tender preferred shares represented by ADSs through The Bank of New York, as receiving agent, no later than 9:00 a.m., New York City time (the “ADS Expiration Time”), on November 6, 2006 (such date, as it may be extended by us, the “Expiration Date”), and

(2)	if a holder of common shares or preferred shares, no later than 3:00 p.m., New York City time (the “Share Expiration Time”), on the Expiration Date.

In accordance with applicable Brazilian regulations, the common shares and preferred shares (including preferred shares represented by ADSs) tendered in the tender offer will be purchased through an auction on the São Paulo Stock Exchange that is currently scheduled to occur at 10:00 a.m., New York City time, one business day after the Expiration Date (the “Auction Date”). If we extend the Auction Date, we will also extend the Expiration Date. See Section 3 — “Procedures for Participating in the Tender Offer” for information about participating in the tender offer. On the Auction Date, brokers acting on behalf of holders that wish to participate in the tender offer will present sell orders for the applicable shares in the auction, as described in Section 2 — “Acceptance for Payment and Payment for Shares.”

Unless the tender offer is extended or earlier terminated, ADS holders that have tendered the preferred shares underlying their ADSs through The Bank of New York, as receiving agent, will be entitled to withdraw from the tender offer up until the ADS Expiration Time, on the Expiration Date.

ADS holders may tender the preferred shares underlying their ADSs through The Bank of New York, as receiving agent, in accordance with the instructions set forth below under Section 3 — “Procedures for Participating in the Tender Offer” and in the accompanying letter of transmittal. The receiving agent will tender the preferred shares underlying the ADSs in the auction, as described in Section 2 — “Acceptance for Payment and Payment for Shares,” and if such preferred shares are accepted for purchase in the auction, those ADSs will be cancelled. As an alternative to participating in the tender offer through the receiving agent, an ADS holder may also surrender its ADSs to The Bank of New York, as ADS depositary, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares, in which case holders need to allow sufficient time to complete all required steps described in this offer to purchase before the Share Expiration Time, on the Expiration Date. See Section 3 — “Procedures for Participating in the Tender Offer.”

We will pay the purchase price for all common shares and preferred shares (including preferred shares represented by ADSs) properly and timely tendered, not properly withdrawn and purchased in the auction on the third Brazilian business day following the auction. As promptly as practicable after receipt of the proceeds, The Bank of New York, as receiving agent, will convert such proceeds into U.S. dollars and will distribute them to the holders of ADSs representing preferred shares accepted for purchase in the tender offer. See Section 2 — “Acceptance for Payment and Payment for Shares.”

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 5 — “Conditions to the Tender Offer.” Depending on the number of shares tendered in the tender offer, shares properly and timely tendered and not withdrawn may be subject to proration as described below.

Proration

Under the rules of the Brazilian Securities Commission (“CVM”), if more than one-third but less than two-thirds of the outstanding common shares or preferred shares held by shareholders other than (1) Telmex and its affiliates, (2) Empresa Brasileira de Telecomunicações S.A. — Embratel and (3) officers or members of the Board of Directors or Fiscal Council (Conselho Fiscal) of Embratel Holdings (“public shareholders”) prior to commencement of the tender offer are tendered, we will only be permitted to purchase up to one-third of the shares of that class held by public shareholders. However, if more than two-thirds of the common shares and preferred shares (including preferred shares represented by ADSs), taken as a whole, held by public shareholders are tendered, we will acquire all tendered shares. If, for the reasons described above, we are prevented from purchasing all tendered shares, we will purchase the maximum number of shares of each class we are permitted to purchase, on a pro rata basis.

If the proration of tendered shares is necessary, the São Paulo Stock Exchange will determine the proration factor immediately following the auction, as described in Section 2 — “Acceptance for Payment and Payment for Shares.” Proration will be based on the ratio that the total number of shares of each class that we are allowed to purchase under the CVM rules bears to the total number of shares of that class properly and timely tendered and not properly withdrawn. The receiving agent will, in turn, apply the proration factor to the ADSs representing preferred shares that have been properly and timely tendered through the receiving agent and not properly withdrawn. In applying the proration factor, the receiving agent will round up or down to the nearest whole ADS representing preferred shares tendered through the receiving agent by each ADS holder.

No Subsequent Offering Period

Brazilian law does not provide for a subsequent offering period and therefore there will be no subsequent offering period in connection with this tender offer.

Extension, Amendment and Termination

To the extent permitted by applicable Brazilian and U.S. securities laws, the CVM and the U.S. Securities and Exchange Commission (“SEC”) and the terms of the tender offer, we reserve the right, at any time (1) to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of and payment for tendered shares, (2) to amend the tender offer in any respect and (3) to terminate the tender offer without purchasing any shares. In order to comply with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder, any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rule 14e-1 under the Exchange Act, which requires that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement in the United States other than by issuing a press release to the Dow Jones News Service, the Public Relations Newswire or Business Wire.

If we make a material change in the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rule 14e-1 under the Exchange Act and to the extent permitted under applicable Brazilian laws and regulations. If we decide to increase the consideration being offered in the tender offer for the common shares or the preferred shares, the increase in the consideration being offered will be applicable to all shareholders of that class whose shares are accepted for purchase in the tender offer. Furthermore, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of those shares, the tender offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the tender offer will be extended at least until that tenth business day after such notice to the extent permitted under applicable Brazilian laws and regulations. We do not expect to increase the amount of consideration currently offered in the tender offer.

Mailing

Embratel Holdings has provided us with its shareholder lists maintained by CBLC and Banco Itaú S.A. (“Banco Itaú”), the list of record holders of ADSs maintained by The Bank of New York, as ADS depositary, and the security position listing of The Depository Trust Company (“DTC”), as the book-entry transfer facility for ADSs of Embratel Holdings. This offer to purchase, the accompanying letter of transmittal and other relevant materials will be mailed by us to the record holders of ADSs and the U.S. resident record holders of common shares and preferred shares of Embratel Holdings whose names appear on the shareholder lists provided by Embratel Holdings, and will be furnished, for subsequent transmittal to the beneficial owners of ADSs and the U.S. resident beneficial owners of common shares and preferred shares of Embratel Holdings, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in the security position listing of the DTC. We will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred by them in forwarding the tender offer materials to their customers. We will also mail this offer to purchase, the accompanying letter of transmittal and other relevant materials to any registered or beneficial holder of common shares, preferred shares or ADSs of Embratel Holdings that requests a copy of the tender offer materials.

Definitions

For purposes of this offer to purchase:

•	“Brazilian business day” means any day on which the São Paulo Stock Exchange is open for trading.

•	“Business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2.	Acceptance for Payment and Payment for Shares.

The common shares and preferred shares (including preferred shares represented by ADSs) tendered in the tender offer will be purchased through an auction on the São Paulo Stock Exchange, subject to proration under certain circumstances described in this offer to purchase. The auction is currently scheduled to occur at 10:00 a.m., New York City time, on the Auction Date.

Sell orders from brokers tendering common shares and preferred shares on behalf of tendering shareholders, including the receiving agent’s broker tendering preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer, must be submitted no later than 9:00 a.m., New York City time, on the Auction Date through the São Paulo Stock Exchange’s Megabolsa electronic trading system using the code “EBTP3L” for the common shares and “EBTP4L” for the preferred shares. Sell orders for tendered shares that have not been withdrawn before the beginning of the auction on the Auction Date or, in the case of ADSs, before the ADS Expiration Time, on the Expiration Date, will be deemed accepted for purchase, subject to the proration provisions described in Section 1 — “Terms of the Tender Offer and Expiration Date,” and may not be withdrawn. All common shares and preferred shares (including preferred shares represented by ADSs) purchased by us in the tender offer will be acquired through buy orders at the price set forth in this offer to purchase presented by Unibanco Investshop — Corretora de Valores Mobiliários e Câmbio S.A., a subsidiary of UNIBANCO — União de Bancos Brasileiros S.A. (“Unibanco”), our intermediary agent for the tender offer. Unibanco guarantees the settlement of the tender offer, except with respect to a competing offer from a third party, as described below.

Under the rules of the CVM, a third party is permitted to commence a competing tender offer for all or a portion of the shares of either class subject to this tender offer, so long as the competing offeror offers a price at least five percent greater than the price for that class offered in this offer to purchase and complies with other provisions of applicable Brazilian law, including the registration of the competing tender offer with the CVM and the publication of offering materials in Brazil. In such an event, the auction may be postponed or shareholders may be required to take such additional actions to participate in the tender offer as may be announced by us. In the event of such a competing tender offer, we may, subject to Brazilian law and CVM regulations as well as the Exchange Act and the rules and regulations thereunder (including without limitation, the requirement under Rule 14e-1 that we extend the tender offer if we increase the consideration offered), submit a higher counteroffer for the shares sought by the competing offeror. In the event that the date of the auction is extended or we otherwise modify the terms of the tender offer, we will make an announcement of that fact in the manner described in Section 1 — “Terms of the Tender Offer and Expiration Date.”

To the extent permitted by applicable Brazilian and U.S. securities laws, we reserve the right to transfer or assign, in whole or in part at any time, to one or more of our subsidiaries or affiliates, the right to purchase common shares or preferred shares in the tender offer, but any such transfer or assignment will not relieve us of our obligations under this offer to purchase and will not prejudice the rights of tendering holders to receive payment for shares validly tendered and accepted for purchase upon the terms and subject to the conditions set forth in this offer to purchase.

We will pay for shares purchased in the tender offer on the third Brazilian business day after the auction, in accordance with the rules established by CBLC. As promptly as practicable after receipt of the proceeds, The Bank of New York, as receiving agent, will convert such proceeds into U.S. dollars and will distribute them to the holders of ADSs representing preferred shares accepted for purchase in the tender offer.

3.	Procedures for Participating in the Tender Offer.

To tender common shares or preferred shares (including preferred shares underlying ADSs) in the tender offer, a holder must tender no later than the dates indicated below. The steps a holder must follow in order to tender differ according to whether it holds ADSs representing preferred shares or it holds common shares or preferred shares directly.

Direct Holders of Common Shares or Preferred Shares

A holder of common shares or preferred shares must, no later than the Share Expiration Time, on the Expiration Date, either personally or by means of a duly appointed proxy, contact a broker authorized to conduct trades on the São Paulo Stock Exchange, present the documentation listed below and ask the broker to tender its shares in the auction on its behalf. To tender a holder’s shares, the holder’s broker must, no later than 9:00 a.m., New York City time, on the Auction Date, present a sell order on behalf of the holder through the São Paulo Stock Exchange’s Megabolsa electronic trading system using the codes set forth in Section 2 — “Acceptance for Payment and Payment for Shares.” Shareholders must pay any fee or commission charged by their broker.

Common shares or preferred shares held directly are generally held either through CBLC or through Banco Itaú, Embratel Holdings’ transfer agent. CBLC is the custodian for common shares and preferred shares of Embratel Holdings that are traded on the São Paulo Stock Exchange, and settlement of the tender offer will occur through the facilities of CBLC. Shareholders that have invested in shares of Embratel Holdings under Resolution No. 2,689/00 of the National Monetary Council hold their shares through CBLC. These shareholders should ask their Brazilian representatives for purposes of Resolution No. 2,689/00 to contact such a broker on their behalf.

A holder of common shares or preferred shares through Banco Itaú should ask the broker it contacts to request the transfer of its shares to the custody of CBLC in order to enable the broker to tender the shares on its behalf. Before it will accept an order to transfer shares to a broker, Banco Itaú will generally check the personal information for that holder in its records against the personal information the holder has provided to the broker through the documentation listed below to make sure they are the same. If there are inconsistencies between the records, Banco Itaú will not transfer the shares. It is the responsibility of any shareholder through Banco Itaú to ensure that the information it provides to its broker is consistent with that in Banco Itaú’s records. It is also the shareholder’s responsibility to contact a broker sufficiently in advance of the Share Expiration Time, on the Expiration Date, to ensure that Banco Itaú can transfer the shareholder’s shares to the custody of CBLC before the Share Expiration Time, on the Expiration Date.

Any holder that does not know whether it holds its shares through CBLC or Banco Itaú should ask its custodian, representative, broker or other nominee. In addition, any holder that has invested directly in common shares or preferred shares in Brazil other than through Resolution 2,689/00 of the National Monetary Council should consult its custodian, representative, broker, lawyer or other professional advisor without delay regarding the steps it would need to follow in order to participate in the tender offer. Such a holder may need to change the form of its investment under applicable Brazilian laws and regulations to participate in the tender offer, and may not be able to make that change in time to participate in the tender offer.

Shares transferred to CBLC and tendered in the tender offer may be traded up until the beginning of the auction on the Auction Date. In order to ensure its ability to tender such shares in the tender offer, the purchaser will need to allow sufficient time for its broker to tender on its behalf no later than the Share Expiration Time, on the Expiration Date, in the manner described in this offer to purchase.

In order to participate in the tender offer, a shareholder must present the following documents and any additional information or documents that may be requested by CBLC, Banco Itaú or its broker:

•	A shareholder that is a natural person must present certified copies of his or her:

•	identity card or passport;

•	taxpayer registration card (CPF); and

•	a document proving his or her residence.

•	A shareholder that is a legal entity must present certified copies of:

•	its certificate of incorporation and bylaws, or other organizational documents;

•	its taxpayer registration card (CPNJ);

•	a corporate document granting powers of representation to the officer or other person acting on its behalf; and

•	the identity card or passport, taxpayer registration card (CPF) and document proving residence of the person acting on its behalf.

A representative of an estate, minor or incapacitated person or a proxy must also present:

•	originals or certified copies of the personal documents mentioned above for the representative itself;

•	in the case of a representative of an estate, minor or incapacitated person, originals or certified copies of the judicial authorizations that grant it powers of representation; and

•	in the case of a proxy, originals or certified copies of the documents that grant it powers of representation.

Holders of ADSs

Tender of Preferred Shares Represented by ADSs through the Receiving Agent

If a holder of ADSs wishes to participate in the tender offer, the holder may tender the preferred shares underlying its ADSs through The Bank of New York, as receiving agent, no later than the ADS Expiration Time, on the Expiration Date, in accordance with the instructions set forth below and in the accompanying letter of transmittal. The receiving agent will then contact a broker authorized to conduct trades on the São Paulo Stock Exchange to tender the preferred shares underlying the ADSs in the auction, and if such preferred shares are accepted for purchase in the auction, those ADSs will be cancelled so that the underlying preferred shares may be sold. There is no separate tender offer being made in the United States to acquire ADSs.

Any holder of ADSs that wishes to tender the preferred shares underlying its ADSs through the receiving agent must, no later than the ADS Expiration Time, on the Expiration Date, either:

•	complete and sign the accompanying letter of transmittal in accordance with the instructions contained therein and deliver that completed letter of transmittal, the applicable American Depositary Receipts (“ADRs”) evidencing the ADSs and all other required documents to the receiving agent no later than the ADS Expiration Time, on the Expiration Date; or

•	request its broker, dealer, commercial bank, trust company, or other nominee to effect the tender through the procedures of The Depository Trust Company (“DTC”) by sending an agent’s message (as defined below) to the receiving agent’s account at DTC no later than the ADS Expiration Time, on the Expiration Date.

Delivery of documents to DTC will not constitute delivery to the receiving agent.

The letter of transmittal accompanying this offer to purchase is to be properly completed and duly executed by ADS holders if ADRs are to be forwarded with it. An agent’s message (as defined below) must be used if delivery of ADSs is to be made by book-entry transfer to an account maintained by the receiving agent at DTC pursuant to the procedures for book-entry transfer. ADRs evidencing ADSs together with a properly completed and duly executed letter of transmittal (or an originally signed facsimile thereof) with any required signature guarantees and any other documents required by the receiving agent must be delivered to the receiving agent at one of its addresses set forth in the letter of transmittal, or, in the case of a book-entry transfer through DTC, an agent’s message must be transmitted to the receiving agent, in each case prior to the ADS Expiration Time, on the Expiration Date. If ADRs are forwarded to the receiving agent in multiple deliveries, a properly completed and duly executed letter of transmittal (or an originally signed facsimile thereof) must accompany each such delivery.

Except as otherwise provided below, all signatures on the letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in good standing in the Securities Transfer Agents Medallion Program (STAMP), the New York Stock Exchange Medallion Signature Program (MSP), or the Stock Exchanges Medallion Program (SEMP) or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (collectively, “Eligible Institutions”). Signatures on the letter of transmittal need not be guaranteed (1) if the letter of transmittal is signed by the registered holder of the ADSs representing the preferred shares tendered with it and that holder has not completed either Box 2: “Special Issuance Instructions” or Box 3: “Special Delivery Instructions” on the letter of transmittal or (2) if the preferred shares represented by ADSs are tendered for the account of an Eligible Institution.

The term “agent’s message” means a message transmitted by means of DTC to, and received by, the receiving agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant in the system of DTC tendering ADSs that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal and that the purchaser may enforce such agreement against the participant.

The method of delivery of letters of transmittal, ADRs and any other required documents is at the sole option and risk of the tendering holders of ADSs. Letters of transmittal, ADRs and any other required documents will be deemed delivered only when actually received by the receiving agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery by the ADS Expiration Time, on the Expiration Date.

No alternative, conditional or contingent tenders will be accepted, and no number of preferred shares that would represent a fractional ADS will be purchased. By executing the letter of transmittal, all tendering ADS holders waive any right to receive any notice of the acceptance of the preferred shares underlying their ADSs for purchase.

All properly completed and duly executed letters of transmittal, ADRs and any other required documents or, in the case of a book-entry transfer, all agent’s messages, delivered to the receiving agent by holders of ADSs will be deemed, without any further action by the receiving agent, to constitute acceptance by such holders of the tender offer with respect to the preferred shares represented by those ADSs, upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying letter of transmittal.

After purchase by us of the preferred shares underlying the ADSs tendered through the receiving agent (subject to any pro rata reduction of the shares purchased as described in this offer to purchase) and receipt by the receiving agent of payment of the consideration for those shares, the receiving agent will pay to the applicable holders of ADSs the U.S. dollar equivalent (based on then-prevailing exchange rates, net of expenses for converting Brazilian reais to U.S. dollars) of R$6.95 per 1,000 preferred shares, or R$34.75 per ADS, minus (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and CBLC, as described in Section 1 — “Terms of the Tender Offer and Expiration Date,” and (3) the holder’s pro rata portion of the fee or commission charged by the receiving agent’s broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. The ADS cancellation fee is payable to The Bank of New York, as depositary under the deposit agreement governing Embratel Holdings’ ADS program. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing preferred shares purchased in the tender offer. ADS holders will receive the purchase price for the ADSs representing preferred shares accepted for purchase in the tender offer in cash by check or, in the case of ADSs held through DTC, by means of delivery of funds to the account maintained at DTC by the tendering participant.

If the preferred shares underlying a holder’s ADSs are not accepted for purchase for any reason (including, without limitation, any pro rata reduction of preferred shares accepted for purchase in the tender offer as described in Section 1 — “Terms of the Tender Offer and Expiration Date”), ADRs evidencing those ADSs will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the preferred shares underlying the ADSs, as applicable, or, in the case of ADSs transferred through DTC, the unpurchased ADSs will be credited to the account at DTC from which they were transferred as soon as practicable after the expiration or termination of the tender offer or the proper withdrawal of the preferred shares underlying the ADSs, as applicable.

A tender of preferred shares underlying ADSs through the receiving agent can be made only by the holder of record of the ADSs. Any beneficial owner of ADSs that wishes to participate in the tender offer must instruct the broker, dealer, commercial bank, trust company or other nominee that is the record holder of those ADSs to tender the ADSs by completing, executing, detaching and returning to that broker, dealer, commercial bank, trust company or other nominee the accompanying instruction form. If a beneficial owner authorizes the tender of the preferred shares underlying its ADSs, all the preferred shares underlying the ADSs will be tendered unless otherwise specified in the instruction form. The instruction form must be forwarded to that broker, dealer, commercial bank, trust company or other nominee in ample time to permit that nominee to tender the preferred shares underlying the ADSs through the receiving agent on the beneficial owner’s behalf before the ADS Expiration Time, on the Expiration Date.

Direct Participation in the Tender Offer

As an alternative to tendering preferred shares underlying ADSs through the receiving agent, an ADS holder may also surrender its ADSs, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares. If a holder of ADSs wishes to participate directly in the tender offer in this manner, that ADS holder must first:

•	surrender to The Bank of New York, as ADS depositary, at 101 Barclay Street, New York, New York 10286, the ADSs that represent preferred shares that it wishes to tender;

•	pay a fee to the depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof surrendered; and

•	pay any taxes or governmental charges payable in connection with its withdrawal of the shares from the ADS program.

If an ADS holder surrenders ADSs and receives the preferred shares underlying the ADSs, the preferred shares so received will be registered at CBLC, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689/00 of the National Monetary Council. See Section 12 — “Certain Legal and Regulatory Matters — Registering Under Resolution No. 2,689/00” for more information on obtaining a foreign investor registration.

After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689/00, the holder must make arrangements for that representative to tender the preferred shares on its behalf in the same manner as any other direct holder of shares registered at CBLC. The holder will need to take these steps in sufficient time to allow its Brazilian representative to participate in the tender offer on its behalf no later than the Share Expiration Time, on the Expiration Date, in the manner described in — “Direct Holders of Common Shares or Preferred Shares.”

Tendering the preferred shares underlying the ADSs and participating directly in the tender offer enables holders to withdraw from the tender offer until the beginning of the auction on the Auction Date, as described in Section 4 — “Withdrawal Rights.” However, withdrawal of the preferred shares underlying the ADSs from the ADS program requires payment of the ADS cancellation fee described above to the depositary without any assurance that the preferred shares withdrawn from the ADS program will not be subject to proration. In addition, upon the redeposit of preferred shares into Embratel Holdings’ ADS program, an additional fee of up to U.S.$5.00 per 100 ADSs or portion thereof will be payable to the depositary.

No Guaranteed Delivery

There will be no guaranteed delivery process available to tender shares or ADSs.

General

Questions or requests for assistance may be directed to the information agents set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase may also be obtained from the information agents.

All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of common shares or preferred shares (including preferred shares represented by ADSs) will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the tender offer will be final and binding.

The tender of shares pursuant to any of the procedures described above will constitute the tendering holder’s acceptance of the terms of the tender offer, as well as the tendering holder’s representation and warranty to us that:

•	the holder has the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares or other securities issued or issuable in respect of those shares); and

•	when the shares are accepted for payment by us, we will acquire good and unencumbered title to the shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

4.	Withdrawal Rights.

Holders that have tendered their common shares or preferred shares (including preferred shares represented by ADSs) may withdraw from the tender offer, but they may do so only as described in this section. For a withdrawal to be effective, the broker that has been instructed to tender shares in the auction, as described in Section 2 — “Acceptance for Payment and Payment for Shares,” including the receiving agent’s broker, must withdraw the order to sell those shares before the beginning of the auction on the Auction Date. Any tender of shares will be irrevocable after that time. If a shareholder wishes to withdraw the tender of its shares, it is the responsibility of the shareholder to ensure that the broker that has been instructed to tender its shares receives instructions to withdraw the tender of those shares before that time. In order to allow the receiving agent’s broker to withdraw the order to sell preferred shares underlying ADSs on a timely basis, an ADS holder must submit a written notice of withdrawal to the receiving agent no later than the ADS Expiration Time, on the Expiration Date. In order to withdraw from the tender offer, shareholders and ADS holders should follow the instructions below.

Direct Holders of Common Shares and Preferred Shares

If a shareholder holds common shares or preferred shares directly, the shareholder or its representative in Brazil must contact the broker that it has instructed to tender shares in the auction on its behalf in sufficient time to enable the broker to withdraw the order to sell those shares before the beginning of the auction on the Auction Date and must provide any documentation required by the broker. Shareholders that wish to withdraw from the tender offer are strongly advised to contact their brokers well before the beginning of the auction.

Holders of ADSs

If an ADS holder is participating in the tender offer by tendering the preferred shares underlying its ADSs through the receiving agent, its originally signed written notice of withdrawal must be received by the receiving agent no later than the ADS Expiration Time, on the Expiration Date at one of the addresses below.

By Mail:	By Hand or Overnight or Courier:
The Bank of New York Tender & Exchange Department P.O. Box 11248 New York, NY 10286-1248	The Bank of New York Tender & Exchange Department 101 Barclay Street Receive and Deliver Window, Street Floor New York, NY 10286

Any such notice of withdrawal must:

•	specify the name of the person that tendered the preferred shares to be withdrawn;

•	in the case of a tender by book-entry transfer of the ADSs, specify the name and number of the account at DTC to be credited with the ADSs representing the withdrawn preferred shares and otherwise comply with the procedures of DTC;

•	contain a statement that such holder is withdrawing its election to tender the preferred shares underlying its ADSs;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such preferred shares were tendered (including any required signature guarantees); and

•	specify the number of ADSs representing the preferred shares to be withdrawn, if not a number of ADSs representing all of the preferred shares tendered by the holder.

If an ADS holder withdraws the preferred shares underlying its ADSs from the tender offer, the ADRs evidencing those ADSs will be returned promptly after the proper withdrawal of the preferred shares underlying the ADSs or, in the case of a book-entry transfer of ADSs, the ADSs representing the properly withdrawn preferred shares will be credited into the DTC account from which they were transferred. Properly withdrawn preferred shares represented by ADSs may be re-tendered by following the procedures described in Section 3 — “Procedures for Participating in the Tender Offer” at any time prior to the ADS Expiration Time, on the Expiration Date.

Please note that any ADS holder that wishes to be able to withdraw up until the beginning of the auction on the Auction Date must surrender its ADSs to The Bank of New York, as ADS depositary, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares, allowing sufficient time for the completion of all required steps described in this offer to purchase before the Share Expiration Time, on the Expiration Date. See Section 3 — “Procedures for Participating in the Tender Offer — Holders of ADSs — Direct Participation in the Tender Offer.”

General

In accordance with Section 14(d)(5) of the Exchange Act, a shareholder that has tendered shares may withdraw those shares at any time after 60 days from date hereof if the auction has not occurred before that date, by communicating its request to withdraw its shares in the manner described above.

Even if we extend the tender offer or we are delayed in accepting, or unable to accept, shares for purchase pursuant to the tender offer for any reason, elections to tender may be withdrawn only as described herein. Any such delay will be made by an extension of the tender offer to the extent required by law. See Section 1 — “Terms of the Tender Offer and Expiration Date.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give any notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification.

Withdrawals of tendered shares (including preferred shares represented by ADSs) may not be rescinded. Any shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the tender offer. However, holders of common shares and preferred shares that have properly withdrawn tendered shares may re-tender those shares at any time before the Share Expiration Time, on the Expiration Date. ADS holders that have properly withdrawn the preferred shares represented by their ADSs from the tender offer may re-tender those preferred shares through the receiving agent at any time before the ADS Expiration Time, on the Expiration Date. See Section 3 — “Procedures for Participating in the Tender Offer.”

5.	Conditions to the Tender Offer.

Notwithstanding any other provisions of this offer to purchase and in addition to any rights we may have to terminate or modify the terms of the tender offer set forth in the last paragraph of this section, we will not be required to accept for purchase or pay for any common shares or preferred shares (including preferred shares represented by ADSs) of Embratel Holdings, subject to the rules under the Exchange Act and applicable Brazilian laws and regulations, if, at any time on or after the date of this offer to purchase and on or before 4:00 p.m., New York City time, five business days before the Expiration Date, any of the following shall have occurred:

(1)	a change in the businesses, conditions, income, operations or share ownership of Embratel Holdings or its direct or indirect subsidiaries that is or may be reasonably expected to be materially adverse to Embratel Holdings or any of its direct or indirect subsidiaries, or our having become aware of any circumstances that have, or may reasonably be expected to have, a materially adverse significance with respect to either the value of Embratel Holdings or any of its direct or indirect subsidiaries or the value of the common shares, preferred shares or ADSs to Telmex or any of its affiliates, and such change or circumstance shall result from any of the following events:

•	the issuance of any act by any governmental authority that:

•	questions, restricts or limits our ability to carry out the tender offer for shares of Embratel Holdings, to hold shares of Embratel Holdings, to acquire additional shares of Embratel Holdings, or to exercise the rights inherent thereof or to receive distributions thereunder;

•	terminates or amends the terms and conditions of any license, authorization or concession granted for the conduct of the businesses of Embratel Holdings or its direct or indirect subsidiaries;

•	expropriates, confiscates or limits the free disposal of the assets of Embratel Holdings or any of its direct or indirect subsidiaries;

•	reduces tariffs or rates for services charged by Embratel Holdings or any of its direct or indirect subsidiaries, or imposes additional obligations to make investments, provide services or implement measures that excessively burden Embratel Holdings or its direct or indirect subsidiaries; or

•	suspends, restricts or limits transactions in the foreign exchange market or the flow of funds into or out of Brazil;

•	the occurrence of war or grave civil or political unrest inside or outside Brazil; or

•	the occurrence of a natural event (including, without limitation, an earthquake, flood or other similar event) or any other external factor that causes significant damage to:

•	the infrastructure or communication systems of Embratel Holdings or any of its direct or indirect subsidiaries or the rendering of public services in any relevant areas of Brazil; or

•	the assets of Embratel Holdings or any of its direct or indirect subsidiaries in a manner that affects the ordinary course of their respective businesses;

(2)	a general suspension of, or a limitation in the trading of, securities in general or of the shares or ADSs of Embratel Holdings on the São Paulo Stock Exchange or the New York Stock Exchange for more than 24 hours;

(3)	a decrease of 20% or more, as of the closing of the foreign exchange market on any date, of the value of the Brazilian real in relation to the U.S. dollar (in accordance with the PTAX exchange rate on that date) since May 8, 2006, the date of the notice of material fact announcing the tender offer, which value was R$2.0647;

(4)	the occurrence of any substantial change in the rules applicable to the Brazilian or U.S. capital markets, or an increase in tax rates, that adversely affects or impedes the consummation of the tender offer by us;

(5)	the revocation of any governmental authorization necessary for the consummation of the tender offer or the issuance of any act by any governmental authority that impedes our carrying out the tender offer or imposes an obligation to buy or sell shares issued by Embratel Holdings; or

(6)	the making of comments by the SEC as to the materials filed in the United States in connection with the tender offer (including the combined Schedule TO and Schedule 13e-3 of which this offer to purchase is a part and the exhibits to the combined Schedule TO and Schedule 13e-3) that adversely affect or impede the consummation of the tender offer by us.

The tender offer is not subject to any conditions other than those specified above.

We are entitled to waive any of these conditions, in whole or in part (except the condition in paragraph (6) above, which shall be non-waivable), at any time until 4:00 p.m., New York City time, five business days before the Expiration Date, to the extent permitted by law. If any of the conditions above is triggered, we will publish a notice of material fact in Brazil clarifying whether we will continue the tender offer (if we waive the condition) or whether the tender offer will be cancelled. An English translation of the notice of material fact will be filed with the SEC. If any of the conditions above is triggered, we will be required to obtain the CVM’s prior and express authorization before invoking any such condition and terminating the tender offer, as required by Brazilian law.

6.	Source and Amount of Funds.

The total amount of funds that Telmex Solutions must provide to purchase all of the outstanding common shares and preferred shares (including preferred shares represented by ADSs) not already owned by Telmex or its affiliates, which is the maximum number of common shares and preferred shares (including preferred shares represented by ADSs) subject to the tender offer, before fees and expenses, is estimated to be approximately R$1,894 million. Telmex will provide Telmex Solutions with sufficient funds from its available cash to acquire all tendered shares, subject to proration under certain circumstances described herein, and all shares sold in the mandatory redemption and the exercise of the shareholder put right, and to cover any related fees and expenses. The tender offer is not conditioned upon the receipt of financing by Telmex Solutions or Telmex.

7.	Tax Consequences.

Brazilian Tax Consequences

The following discussion summarizes the material Brazilian tax consequences of the disposition of common shares or preferred shares (including preferred shares represented by ADSs) of Embratel Holdings by a holder not deemed to be domiciled in Brazil for Brazilian tax purposes (for purposes of this subsection “— Brazilian Tax Consequences,” a “non-Brazilian holder”), including a disposition of common shares or preferred shares (including preferred shares represented by ADSs) in the tender offer, any exercise of the shareholder put right or any mandatory redemption. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of disposing of Embratel Holdings common shares or preferred shares (including preferred shares represented by ADSs) in the tender offer, any exercise of the shareholder put right or any mandatory redemption.

According to Law No. 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by a non-resident to either a Brazilian resident or a non-resident may be subject to taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil.

Gains realized outside Brazil or in Brazil by a non-Brazilian holder on disposition of common shares or preferred shares (including preferred shares represented by ADSs) of Embratel Holdings may be taxed at 20% or 15%, or be free of Brazilian tax, depending on the circumstances:

•	Gains realized by a non-Brazilian holder through transactions on Brazilian stock exchanges (including the disposition of common shares or preferred shares of Embratel Holdings, or the disposition of preferred shares represented by ADSs, in the tender offer, any exercise of the shareholder put right or any mandatory redemption) are generally subject to tax at a rate of 20%, unless the investor is entitled to a tax-free treatment for transactions regulated by the National Monetary Council (“CMN Regulations”) as described in the next paragraph.

•	Gains realized by a non-Brazilian holder under Resolution No. 2,689/00 through transactions on Brazilian stock exchanges (including the disposition of common shares or preferred shares of Embratel Holdings, or the disposition of preferred shares represented by ADSs, in the tender offer, any exercise of the shareholder put right or any mandatory redemption) are not subject to tax if the proceeds obtained from the disposition of the common shares or preferred shares (including preferred shares represented by ADSs) on a Brazilian stock exchange are remitted outside Brazil within five business days of the disposition, or in the case of ADSs, within five days of the cancellation of the applicable ADS, unless the beneficiary is located in a tax haven jurisdiction, in which case the applicable tax rate is 20%. There can be no assurance that the proceeds received by the receiving agent will be remitted outside Brazil within such five-day period, in which case the holder would be subject to tax at a rate of 20%. There can be no assurance that the current preferential treatment for a non-Brazilian holder under CMN Regulations will be maintained.

•	The tax-free treatment for transactions on stock exchanges regulated by the CMN Regulations is not applicable to gains realized by non-Brazilian holders that are resident in a tax haven jurisdiction (i.e., a country that does not impose any income tax, a country where the maximum income tax rate is lower than 20%, or a country that restricts the disclosure of shareholder composition or the ownership of investments), and are therefore subject to the same tax treatment applicable to investors residing in Brazil, i.e. gains are taxed at the rate of 20%, in the case of day trade transactions, and 15% in any other case.

The “gain realized” as a result of a transaction on a Brazilian stock exchange is the difference between the amount in Brazilian reais realized on the sale or exchange and the acquisition cost measured in Brazilian reais, without any correction for inflation. Despite the fact that the legislation is not entirely clear, the acquisition cost of shares registered as an investment with the Central Bank of Brazil (the “Central Bank”) has been historically calculated on the basis of the foreign currency amount registered with the Central Bank translated into Brazilian reais at the commercial market rate on the date of the sale or exchange.

Other Brazilian Taxes

There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of shares.

A financial transaction tax (“IOF tax”) may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF tax rate on such conversions is currently 0%, but the minister of finance has the legal power to increase the rate to a maximum of 25%. Any increase would be applicable only prospectively. The IOF tax may also be levied on transactions involving bonds or securities (“IOF/Títulos tax”) even if the transactions are effected on Brazilian stock, futures or commodities exchanges. The rate of the IOF/Títulos tax with respect to shares of Embratel Holdings is currently 0%. The minister of finance, however, has the legal power to increase the rate to a maximum of 1.5% of the amount of the taxed transaction per each day of the investor’s holding period, but only to the extent of gain realized on the transaction and only on a prospective basis.

In addition to the IOF tax, a second, temporary tax applies to the removal of funds from accounts at banks and other financial institutions (“CPMF tax”). Transactions conducted through Brazilian stock exchanges in current accounts specified for stock exchange transactions, however, including the disposition of common shares or preferred shares (including preferred shares represented by ADSs) of Embratel Holdings in the tender offer, any exercise of the shareholder put right or any mandatory redemption, and the related remittance of funds abroad, are exempt from the CPMF tax.

United States Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the tender offer, any exercise of the shareholder put right or any mandatory redemption with respect to the common shares or preferred shares (including preferred shares represented by ADSs) of Embratel Holdings. As used in this subsection, — “United States Federal Income Tax Consequences,” the term “preferred shares of Embratel Holdings” refers to both preferred shares of Embratel Holdings and the ADSs of Embratel Holdings. The discussion set forth below is only applicable to U.S. Holders (as defined below) that tender common shares or preferred shares of Embratel Holdings in the tender offer or whose common shares or preferred shares are purchased pursuant to any shareholder put right or redeemed pursuant to any mandatory redemption. This discussion addresses only beneficial owners of common shares and preferred shares of Embratel Holdings that hold such shares as capital assets.

The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or certain aspects of U.S. federal income taxation that may be applicable to a holder subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”) (including, but not limited to, banks or other financial institutions, regulated investment companies, holders that own or are treated as owning 10% or more of any class of stock of Embratel Holdings, entities that are treated for U.S. federal income tax purposes as partnerships or other pass-through entities, tax-exempt organizations, insurance companies, brokers or dealers in securities or foreign currency, holders that have a functional currency other than the U.S. dollar, and holders that acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, the discussion does not address the state, local or foreign tax consequences (or other tax consequences such as estate or gift tax consequences) of the tender offer, any exercise of the shareholder put right or any mandatory redemption. The discussion below is based upon the provisions of the Code and U.S. Treasury regulations, rulings and decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (with possible retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. Holders should consult their own tax advisors concerning the tax consequences of the tender offer, any exercise of the shareholder put right or any mandatory redemption in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

As used in this subsection — “United States Federal Income Tax Consequences,” the term “U.S. Holder” means a beneficial holder of common shares or preferred shares of Embratel Holdings that is (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (3) otherwise subject to U.S. federal income taxation on a net income basis in respect of the common or preferred shares of Embratel Holdings.

Consequences of the Tender Offer, the Mandatory Redemption and the Exercise of the Shareholder Put Right

The receipt of cash in exchange for common shares or preferred shares of Embratel Holdings pursuant to the tender offer, any exercise of the shareholder put right or any mandatory redemption will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of common shares or preferred shares of Embratel Holdings will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the common shares or preferred shares exchanged. Gain or loss must be calculated separately for each block of common shares or preferred shares exchanged by the U.S. Holder. Such gain or loss generally will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year at the time the common shares or preferred shares are exchanged are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

The amount of any cash paid to a U.S. Holder (pursuant to the tender offer, any exercise of the shareholder put right or any mandatory redemption) in Brazilian reais will equal the U.S. dollar value of the Brazilian reais received, calculated by reference to the exchange rate in effect on the date the cash is received by the U.S. Holder (or the depositary, in the case of the ADSs of Embratel Holdings) regardless of whether the Brazilian reais are converted into U.S. dollars. If the Brazilian reais received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Brazilian reais equal to their U.S. dollar value on the date of receipt, and any gain or loss realized on a subsequent conversion or other disposition of the Brazilian reais will generally be treated as ordinary income or loss.

Foreign Tax Credits

Brazilian taxes that may be imposed on a U.S. Holder upon the receipt of cash in exchange for common shares or preferred shares of Embratel Holdings pursuant to the tender offer, any exercise of the shareholder put right or any mandatory redemption will generally be treated as foreign income taxes eligible for credit against a U.S. Holder’s federal income tax liability or for deduction in computing such U.S. Holder’s taxable income. Any gain or loss generated by the sale of the common shares or preferred shares by a U.S. Holder will generally be treated as U.S. source gain or loss. Accordingly, a U.S. Holder may not be able to use the foreign tax credit arising from any Brazilian tax imposed on the disposition of the common or preferred shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources in the appropriate income category. The calculation and availability of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders should consult with their own tax advisors with regard to the availability of foreign tax credits and the application of the foreign tax credit limitations in light of their particular situations.

Any tax paid by a U.S. Holder that is not eligible for a credit or deduction shall be treated as a reduction in the amount of cash received by the U.S. Holder on the exchange of the common shares or the preferred shares, and will generally reduce the amount of gain (if any) recognized by the U.S. Holder.

U.S. Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the cash payments received pursuant to the tender offer, any exercise of the shareholder put right or any mandatory redemption that are paid within the

United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number and make any other required certification or otherwise establish an exemption. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability so long as the required information is provided to the IRS.

Backup withholding and information reporting will not generally apply to the cash payments made pursuant to the tender offer, any exercise of the shareholder put right or any mandatory redemption that are received by a non-U.S. Holder if such holder certified under penalties of perjury that such holder is a non-U.S. person for federal income tax purposes.

8.	Accounting Treatment of the Tender Offer.

We believe that the accounting treatment of the tender offer is not material. The purchase of shares by us in the tender offer will have no effect on the financial statements of Embratel Holdings. For Telmex, the financial statements of which are not material to you for the reasons stated in this offer to purchase, the acquisition of common shares and preferred shares (including preferred shares represented by ADSs) in the tender offer will be accounted for as a purchase.

9.	Certain Information About the Common Shares, Preferred Shares and ADSs.

The principal market on which the common shares and the preferred shares of Embratel Holdings are traded is the São Paulo Stock Exchange, where they are listed under the ticker symbols “EBTP3” and “EBTP4,” respectively. ADSs representing preferred shares of Embratel Holdings are traded on the NYSE under the ticker symbol “EMT.” Each ADS represents 5,000 preferred shares of Embratel Holdings. As of June 30, 2006, there were 512,480,331,944 common shares, 475,257,755,286 preferred shares (including preferred shares underlying ADSs) and approximately 15.1 million ADSs issued and outstanding.

The following table sets forth, for the calendar quarters indicated, the low and high sales prices for lots of 1,000 common shares and 1,000 preferred shares and for one ADS (representing 5,000 preferred shares).

	Common Shares		Preferred Shares		ADSs
	Low	High	Low	High	Low	High
	(reais)				(U.S. dollars)
2004
1st Quarter	11.60	15.96	7.39	9.84	12.30	17.20
2nd Quarter	12.54	14.49	6.22	9.18	9.73	16.01
3rd Quarter	13.85	15.00	6.42	8.45	11.07	13.85
4th Quarter	9.40	15.56	5.06	6.53	8.84	11.82
2005
1st Quarter	3.89	7.70	3.70	5.29	7.54	9.92
2nd Quarter	4.12	6.00	3.96	5.38	7.69	11.06
3rd Quarter	4.01	4.85	4.29	5.55	9.00	12.03
4th Quarter	4.30	6.06	5.15	6.99	11.59	15.08
2006
1st Quarter	4.43	5.90	4.50	6.77	10.42	14.86
2nd Quarter	4.38	6.69	4.22	6.99	10.91	16.10
3rd Quarter	6.57	6.86	6.59	6.89	14.91	15.92

On September 28, 2006, the last reported sale price of the common shares on the São Paulo Stock Exchange was R$6.80 per 1,000 common shares, the last reported sale price of the preferred shares on the São Paulo Stock Exchange was R$6.82 per 1,000 preferred shares and the last reported sale price of the ADSs on the NYSE was U.S.$15.64 per ADS. Holders are urged to obtain a current market quotation for the common shares, preferred shares and ADSs.

With respect to dividends, the preferred shares have priority over common shares in the distribution of dividends. Preferred shares are entitled to the greater of: (1) a non-cumulative amount equal to 6% of the portion of total share capital attributable to preferred shares and (2) a dividend per preferred share that is at least 10% greater than the dividend attributed to each common share.

Embratel Holdings did not pay any dividends on its common shares or preferred shares in respect of the fiscal year ended December 31, 2004. In 2004, Embratel Holdings paid a dividend of R$86 million to holders of its preferred shares (including preferred shares represented by ADSs) out of earnings for its fiscal year ended December 31, 2003 but did not pay any dividends on its common shares in that year. On April 24, 2006, Embratel Holdings’ shareholders, at a general shareholders’ meeting, approved the distribution of approximately R$147 million of dividends to holders of preferred shares (including preferred shares represented by ADSs) out of earnings for its fiscal year ended December 31, 2005. On June 23, 2006, the dividend was distributed to holders of record as of the date of such meeting.

10.	Certain Information About Embratel Holdings.

Through its subsidiaries, Embratel Holdings is one of Brazil’s largest telecommunications services providers, operating domestic and international long distance, data communications and local services.

Embratel Holdings is a publicly held stock corporation (sociedade por ações de capital aberto) duly organized under the laws of Brazil. Its principal executive offices are located at Rua Regente Feijó, 166, Sala 1687-B, Rio de Janeiro, RJ, Brazil 20060-060. The main telephone number of Embratel Holdings is +55 21 2121-8182.

As of June 30, 2006, the capital stock of Embratel Holdings comprised 512,480,331,944 common shares and 476,278,322,363 preferred shares (including preferred shares represented by ADSs), all with no par value.

Financial Information

The table below sets forth certain selected consolidated financial information relating to Embratel Holdings and its subsidiaries as of December 31, 2005 and 2004 and for each of the two fiscal years then ended.

The consolidated financial information of Embratel Holdings set forth below was excerpted from the annual report on Form 20-F of Embratel Holdings for its fiscal year ended December 31, 2005 (“2005 Form 20-F”) and, according to the 2005 Form 20-F, was prepared in accordance with accounting practices adopted in Brazil. As described in Note 33 to the audited consolidated financial statements included in Item 18 of the 2005 Form 20-F, accounting practices adopted in Brazil differ in certain significant respects from U.S. GAAP. A summary of the principal differences between U.S. GAAP and accounting practices adopted in Brazil as they apply to such financial statements and the necessary adjustments to reconcile net income, assets and shareholders’ equity based on accounting practices adopted in Brazil to U.S. GAAP net income, assets and shareholders’ equity is set forth in the 2005 Form 20-F and is incorporated by reference herein to such report.

	Year Ended December 31,
	2004		2005
	(in millions of reais, except share data)
STATEMENT OF OPERATIONS DATA
Accounting practices adopted in Brazil
Net operating revenue	R$	7,333	R$	7,565
Cost of services and goods sold(1)		(5,042)		(5,017)

Gross profit		2,291		2,548
Operating income (expenses):
Selling expenses		(900)		(874)
General and administrative expenses		(1,060)		(966)
Other operating income (expenses), net		(103)		(104)

Equity pick-up and provision for losses on subsidiaries’ investments		—		40
Operating income before financial income (expense)		228		644
Financial income		521		178
Financial expense(6)		(1,140)		(402)

Operating income (loss)		(391)		420
Extraordinary non-operating income — ILL(2)		107		—
Non-operating income (expense)		(43)		21

Income (loss) before income taxes and minority interest		(327)		441
Income tax and social contribution benefit (expense)		25		(222)

Income (loss) before minority interest		(302)		219
Minority interest(3)		(37)		(45)

Net income (loss)	R$	(339)	R$	174

Net income (loss) per thousand shares outstanding:
Common shares	R$	(1.02)	R$	0.18
Preferred shares		(1.02)		0.18

	Year Ended December 31,
	2004		2005
	(in millions of reais, except share data)
OTHER FINANCIAL INFORMATION
Accounting practices adopted in Brazil
Depreciation and amortization	R$	1,146	R$	1,090
Interest income		271		222
Interest expense and other(4)		(589)		(352)
Monetary and foreign exchange variation, net		(301)		(94)

	As of December 31,
	2004		2005
	(in millions of reais, except share data)
BALANCE SHEET DATA
Accounting practices adopted in Brazil
Cash and cash equivalents	R$	832	R$	610
Property, plant and equipment, net		6,573		7,251
Total assets		11,070		12,394
Loans and financing — current portion		2,099		235
Loans and financings — non-current portion		1,331		1,383
Net assets		4,526		7,365
Paid-in capital		2,274		5,075
Quantity of outstanding shares (millions)		332,964		987,716

	Year Ended December 31,
	2004 Restated(7)		2005
	(in millions of reais, except share data)
STATEMENT OF OPERATIONS DATA U.S. GAAP
Net revenues(6)	R$	7,334	R$	7,655
Operating income		152		874
Net income (loss)		(385)		513
Net income (loss) per thousand shares — Basic and diluted:
Common shares	R$	(2.68)	R$	0.44
Preferred shares		—		0.82
Weighted average number of shares outstanding:
Common shares (millions)		143,771		444,042
Preferred shares (millions)		210,030		386,556
Cash dividend paid per thousand shares:
Common shares (in reais)		—		—
Common shares (in U.S. dollars)(5)		—		—
Preferred shares (in reais)	R$	0.4101		—
Preferred shares (in U.S. dollars)(5)	US$	0.1545		—

	As of December 31,
	2004 Restated(7)		2005
	(in millions of reais, except share data)
BALANCE SHEET DATA
U.S. GAAP
Cash and cash equivalents	R$	398	R$	426
Property, plant and equipment, net		6,953		5,528
Total assets		11,625		12,003
Loans and financing — current portion		2,012		242
Loans and financing — non-current portion		1,336		1,392
Net assets		4,906		6,941
Paid-in capital		2,274		5,075
Quantity of outstanding shares — weighted average number of shares outstanding (millions)		353,801		830,598

(1)	Cost of services and goods sold is presented in accordance with the accounting practices adopted in Brazil and, accordingly, includes depreciation and amortization charges in addition to interconnection and facilities fees, personnel expenses, third party services and other miscellaneous costs of providing services. See “Item 5. Operating and Financial Review and Prospects” in the 2005 Form 20-F. Through 2004, Embratel Holdings recorded fees charged by Anatel as general and administrative expenses. These fees are mainly represented by Fundo de Universalização dos Serviços de Telecomunicações, or FUST, and Fundo para Desenvolvimento Tecnológico das Telecomunicações, or FUNTTEL, federal social contributions that correspond to 1% and 0.5%, respectively, of the net revenue generated by telecommunications services less interconnection and network usage costs. Telecommunications operators are not allowed to pass on the cost of these contributions to their customers. During 2005, Anatel fees were reclassified from general and administrative expenses to cost of services and goods sold. The amounts of these fees for the fiscal years ended 2004 were reclassified for comparability purposes.
(2)

Extraordinary non-operating income — ILL refers to recognition of a tax credit related to the federal government’s imposition from 1989 to 1992 of a tax on certain profits that had not been distributed. From 1989 through 1992, Embratel Holdings paid this tax in accordance with the provisions of tax legislation then in effect. In 1996, the Supremo Tribunal Federal (STF), or the Brazilian Supreme Court, ruled that ILL was unconstitutional, since undistributed profits do not represent a taxable event. Based on this court decision, Embratel Holdings sought a tax credit from the court in 1999 and received the final decision affirming the tax credit in 2002. In 2004, Embratel Holdings recognized as extraordinary non-operating income a part of the tax credit that represented the monetary correction of the ILL Embratel Holdings paid, following a decision of the Superior Tribunal de Justiça, or the Higher Court of Justice, affirming its right to credit that amount.

(3)	Minority interests represent the portion of net income (loss) attributable to minority shareholders in Empresa Brasileira de Telecomunicações S.A. — Embratel (“Embratel”) and Star One S.A. (“Star One”).
(4)	Other financial expenses include banking and letters of credit, PIS and COFINS levies on financial income and CPMF Tax and totaled R$83 million in 2004 and R$60 million in 2005.
(5)	Calculated using exchange rate of Brazilian reais per U.S. dollar at period end.
(6)	Under accounting practices adopted in Brazil, value added and other sales taxes are recorded as deduction to revenues. In its previously issued financial statements, Embratel Holdings recorded these taxes as costs of services and goods sold under U.S. GAAP. See Note 33.t. to Embratel Holdings’ audited consolidated financial statements in the 2005 Form 20-F.
(7)	Subsequent to the issuance of its audited consolidated financial statements for the year ended December 31, 2004, Embratel Holdings identified an error with respect to the calculation of capitalized interest on assets under construction in accordance with U.S. GAAP. The reconciliation to U.S. GAAP as of December 31, 2004 and for the year ended December 31, 2004 has been restated to correct this error. See “Item 5. Operation and Financial Review and Prospects — Reconciliation to U.S. GAAP” and Note 33 to Embratel Holdings’ audited consolidation financial statements in the 2005 Form 20-F.

The table below sets forth certain selected consolidated financial information relating to Embratel Holdings and its subsidiaries as of June 30, 2006 and 2005 and for the six-month periods then ended.

The consolidated financial information of Embratel Holdings set forth below was excerpted from the interim report on Form 6-K of Embratel Holdings, furnished to the SEC on July 26, 2006 and incorporated by reference herein by reference to such report.

	Unaudited
	Six Months Ended June 30,
	2005		2006
	(in millions of reais, except share data)
STATEMENT OF OPERATIONS DATA
Accounting practices adopted in Brazil
Net operating revenue	R$	3,756	R$	4,075
Cost of services and goods sold(1)		(2,031)		(2,170)

Gross profit		1,725		1,905
Operating income (expenses):
Selling expenses		(463)		(453)
General and administrative expenses		(361)		(408)
Other operating income (expenses), net		(32)		(4)
Equity pick-up and provision for losses on subsidiaries’ investments		—		(22)
Depreciation and amortization		(538)		(552)

Operating income before financial income (expense)		331		466
Financial income (expense)		(49)		(57)

Operating income (loss)		282		409
Extraordinary non-operating income — ILL		—		—
Other non-operating income (expense)		11		12

Income (loss) before income taxes and minority interest		293		421
Income tax and social contribution benefit (expense)		(134)		(135)

Income (loss) before minority interest		159		286
Minority interest(2)		(22)		(27)

Net income (loss)	R$	137	R$	259

Net income (loss) per thousand shares outstanding:
Common shares	R$	0.18	R$	0.26
Preferred shares		0.18		0.26

	Unaudited
	As of June 30,
	2005		2006
	(in millions of reais, except share data)
BALANCE SHEET DATA
Accounting practices adopted in Brazil
Cash and cash equivalents	R$	671	R$	596
Property, plant and equipment, net		6,645		7,311
Current assets		2,686		3,067
Non-current assets		1,470		1,295
Total assets		10,885		13,036
Loans and financing — current portion		438		584
Loans and financings — non-current portion		915		1,373
Net assets		6,487		7,625
Paid-in capital		4,097		5,075
Quantity of outstanding shares (billions)		757		988

(1)	Cost of services and goods sold is presented in accordance with the accounting practices adopted in Brazil and, accordingly, includes depreciation and amortization charges in addition to interconnection and facilities fees, personnel expenses, third party services and other miscellaneous costs of providing services. Through 2004, Embratel Holdings recorded fees charged by Anatel as general and administrative expenses. These fees are mainly represented by Fundo de Universalização dos Serviços de Telecomunicações, or FUST, and Fundo para Desenvolvimento Tecnológico das Telecomunicações, or FUNTTEL, federal social contributions that correspond to 1% and 0.5%, respectively, of the net revenue generated by telecommunications services less interconnection and network usage costs. Telecommunications operators are not allowed to pass on the cost of these contributions to their customers. During 2005, Anatel fees were reclassified from general and administrative expenses to cost of services and goods sold. The amounts related to the six months ended June 30, 2005 were also reclassified for comparability purposes.
(2)	Minority interests represent the portion of net income (loss) attributable to minority shareholders in Embratel and Star One.

Embratel Holdings’ ratios of earnings to fixed charges for the years ended December 31, 2005 and 2004 were 1.99 and 0.75, respectively. Embratel Holdings’ ratio of earnings to fixed charges for the six-month period ended June 30, 2006 was 3.63.

Embratel Holdings’ book value per share as of June 30, 2006 was R$7.72.

Where You Can Find More Information About Embratel Holdings

Embratel Holdings is also subject to the informational requirements of the CVM and the São Paulo Stock Exchange and files reports and other information relating to its business, financial condition and other matters with the CVM and the São Paulo Stock Exchange. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

Embratel Holdings files annual reports on Form 20-F and furnishes reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. Embratel Holdings publishes a variety of information of interest to the holders of common shares, preferred shares and ADSs on its Internet site at http://www.embratel.com.br.

11.	Certain Information About Telmex Solutions and Telmex

Telmex Solutions Telecomunicações Ltda.

Telmex Solutions Telecomunicações Ltda. (“Telmex Solutions”) is a Brazilian limited liability company that holds a portion of Telmex’s interest in Embratel Holdings and, to date, has no activities other than those incidental to holding such securities and making this tender offer. The principal executive offices of Telmex Solutions are located at Regente Feijó, no. 166, 16th floor, suite 1687-C, Centro, Rio de Janeiro — 20060-060. The telephone number at which Telmex Solutions’ principal executive offices can be reached is +55 21 2121 7400.

Directors and Executive Officers of Telmex Solutions

The name, business address and telephone number and business experience of the sole executive officer of Telmex Solutions are set forth on Schedule 1 hereto.

Teléfonos de México, S.A. de C.V.

Teléfonos de México, S.A. de C.V. (“Telmex”) is a Mexican corporation headquartered in Mexico City, D.F., Mexico. Telmex owns and operates the largest telecommunications system in Mexico, where it is the only nationwide provider of fixed-line telephony services and the leading provider of fixed local and long distance telephone services. Telmex also provides other telecommunications and telecommunications-related services such as corporate networks, Internet services, directory services, information network management, telephone equipment sales, interconnection services to other carriers and paging services. Since February 2004, Telmex has offered voice, data and Internet services in Brazil, Chile, Argentina, Peru and Colombia. Telmex’s principal executive offices are located at Parque Vía 190, Colonia Cuauhtémoc, 06599 México, D.F., México and its main telephone number is +52 55 5703-3990.

We believe that Telmex’s financial condition is not material to a decision by a holder of common shares, preferred shares or ADSs whether to tender common shares or preferred shares (including preferred shares represented by ADSs) in the tender offer because (a) the offer is being made for all outstanding common shares and preferred shares, (b) the offer is solely for cash and (c) the offer is not subject to any financing condition.

Directors and Executive Officers of Telmex

The name, business address and telephone number and business experience of the directors and executive officers of Telmex are set forth in Schedule 1 hereto.

Where You Can Find More Information About Telmex

Telmex files annual reports on Form 20-F and furnishes reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

Telmex is also subject to the informational requirements of the Mexican Securities Commission (“CNBV”) and the Mexican Stock Exchange (“BMV”) and files reports and other information relating to its business, financial condition and other matters with the CNBV and the BMV.

Members of the Slim Family

Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the “Slim Family”), directly and through various Mexican corporations, may be deemed to beneficially own approximately 71.0% of the outstanding voting securities of Telmex. Because they have the effective power to designate a majority of the members of Telmex’s Board of Directors and to determine the outcome of other actions requiring a vote of the shareholders (except in very limited cases that require a vote of the holders of Telmex’s L Shares), the Slim Family may be deemed to control Telmex.

The name, business address and telephone number and business experience of each member of the Slim Family are set forth in Schedule 1 hereto.

Legal Proceedings

During the last five years, we have not and to our knowledge, none of the persons listed on Schedule 1 hereto has, been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (excluding matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

12.	Certain Legal and Regulatory Matters.

General

We are not aware of (1) any license or other regulatory permit that appears to be material to the business of Telmex or any of its subsidiaries, including Embratel Holdings, that might be adversely affected by the purchase of common and preferred shares (including preferred shares represented by ADSs) by us in the tender offer or (2) any approval or other action by any domestic (federal or state) or foreign governmental authority that would be required before the purchase of common and preferred shares (including preferred shares represented by ADSs) by us in the tender offer. Should any such approval or other action be required, it is our present intention to seek that approval or action. We do not currently intend, however, to delay the purchase of common and preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer pending the outcome of any such action or the receipt of any such approval. However, we may be required to delay the acceptance for payment of or payment for shares tendered in the tender offer until the outcome of that process, if necessary, is known. Any such approval or other action, if needed, might not be obtained or might be obtained only with substantial cost or conditions, and adverse consequences might result to the business of Telmex, Embratel Holdings or their respective subsidiaries.

Antitrust

The purchase of the common shares and preferred shares (including preferred shares represented by ADSs) by us pursuant to the tender offer is not subject to the approval of the Brazilian or U.S. antitrust authorities.

“Going Private” Transactions

Because Telmex is an affiliate of Embratel Holdings, the tender offer constitutes a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Embratel Holdings and certain information relating to the fairness of the tender offer price be filed with the SEC. Telmex has provided such information in this offer to purchase and in the combined Schedule TO and Schedule 13e-3, together with the exhibits thereto, filed with the SEC pursuant to Rule 14d-3 under the Exchange Act.

Registering Under Resolution No. 2,689/00

The right to convert dividend payments and proceeds from the sale of Brazilian securities into foreign currency and to remit those amounts outside Brazil is subject to restrictions under foreign investment regulations, which generally require, among other things, the electronic registration of the relevant investment with the Central Bank. The Bank of New York, as ADS depositary, holds an electronic registration for the preferred shares underlying the ADSs of Embratel Holdings.

Any ADS holder that wishes to participate directly in the tender offer, as described in Section 3 — “Procedures for Participating in the Tender Offer — Holders of ADSs — Direct Participation in the Tender Offer,” rather than tender preferred shares underlying ADSs through the receiving agent, must withdraw the preferred shares it wishes to tender from Embratel Holdings’ ADS program. That holder must then obtain its own electronic registration by registering its investment in the preferred shares as a foreign portfolio investment under Resolution 2,689/00, as amended, of the National Monetary Council.

Under Resolution No. 2,689/00, foreign investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are met. Resolution 2,689/00 affords favorable tax treatment to foreign portfolio investors that are not residents of a tax haven jurisdiction as defined by Brazilian tax laws (meaning a country that does not impose taxes, a country where the maximum income tax rate is lower than 20% or a country that restricts the disclosure of shareholder composition or the ownership of investments). See Section 7 — “Tax Consequences — Brazilian Tax Consequences.” Nevertheless, trading of securities is restricted to transactions carried out on the stock exchanges or organized over-the-counter markets licensed by the CVM.

A foreign portfolio investor under Resolution No. 2,689/00 must:

•	appoint at least one representative in Brazil that will be responsible for complying with registration and reporting requirements and reporting procedures with the Central Bank and the CVM. If the representative is an individual or a non-financial company, the investor must also appoint an institution duly authorized by the Central Bank that will be jointly and severally liable for the representative’s obligations;

•	complete the appropriate foreign investor registration form;

•	register as a foreign investor with the CVM;

•	register the foreign investment with the Central Bank;

•	appoint a tax representative in Brazil; and

•	obtain a taxpayer identification number from the Brazilian federal tax authorities.

Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689/00 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM.

If a holder of ADSs wishes to withdraw the preferred shares underlying those ADSs and convert its investment into a foreign portfolio investment under Resolution No. 2,689/00, it should begin the process of obtaining its own foreign investor registration in advance of surrendering the ADSs to The Bank of New York, as ADS depositary, and withdrawing the preferred shares from the ADS program. If the holder of ADSs does not timely complete this process, the custodian for the depositary will neither effect the exchange nor deliver the preferred shares underlying the ADSs, and will instruct the depositary to cancel the exchange and return the ADSs to the holder.

13.	Fees and Expenses.

We have retained Goldman, Sachs & Co. (“Goldman Sachs”), as financial advisor to us in connection with the tender offer. Goldman Sachs will receive fees for this service, subject to consummation of the tender offer. We have also agreed to indemnify Goldman Sachs against specific liabilities arising out of its engagement. Goldman Sachs and its affiliates may actively trade equity securities of Embratel Holdings for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Goldman Sachs has provided in the past, and may continue to provide from time to time, investment banking advice and financial advisory services to Telmex and its affiliates (including Embratel Holdings). Goldman Sachs and its affiliates have received and will receive customary fees for such services.

We have retained Banco ABN AMRO Real S.A. (“ABN AMRO”) to prepare a laudo de avaliação (“valuation report”) in connection with the tender offer, as required by Brazilian law. On May 26, 2006, we paid ABN AMRO a fee of U.S.$500,000 for the preparation of its valuation report. Telmex also agreed to reimburse ABN AMRO for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify ABN AMRO and its affiliates against specific liabilities and expenses arising out of its engagement. ABN AMRO has provided in the past, and may continue to provide from time to time, investment banking advice and financial advisory services to Telmex and its affiliates (including Embratel Holdings). ABN AMRO and its affiliates have received and will receive customary fees for such services.

We have retained UNIBANCO — União de Bancos Brasileiros S.A. as the Brazilian intermediary institution, The Bank of New York as the receiving agent, MZ Consult Serviços e Negócios Ltda., as the Brazilian information agent, and MacKenzie Partners, Inc., as the U.S. information agent in connection with the tender offer. Each of these entities will receive customary compensation and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the tender offer.

The information agents may contact holders of common shares, preferred shares and ADSs by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the tender offer materials to beneficial holders of common shares, preferred shares and ADSs to the extent permitted by applicable law.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of common shares and preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer.

The following is an estimate of the fees and expenses to be incurred by us:

Filing Fees	U.S.$	130,000
Receiving Agent, Intermediary Agent and Information Agent Fees		620,000
Financial Advisory and Valuation Report Fees		1,000,000
Legal Fees		1,100,000
Printing, Mailing and Miscellaneous Fees and Expenses		350,000

Total	U.S.$	3,200,000

Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

Embratel Holdings will not pay any of the fees and expenses to be incurred by us.

14.	Miscellaneous.

Although the tender offer is open to all holders of common and preferred shares (including preferred shares represented by ADSs) of Embratel Holdings, this offering document is intended solely for holders of common shares and preferred shares of Embratel Holdings that are U.S. residents and holders of ADSs representing preferred shares of Embratel Holdings. Separate offering materials in Portuguese for holders of common shares and preferred shares that are not U.S. residents are being published concurrently in Brazil, as required by Brazilian law. We are not aware of any jurisdiction where the making of the tender offer or the election to tender common or preferred shares (including preferred shares represented by ADSs) in connection therewith would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the tender offer or the election to tender common or preferred shares (including preferred shares represented by ADSs) in connection therewith would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after making such good faith effort, we cannot comply with any such law, the tender offer will not be made to (nor will elections to tender shares be accepted from or on behalf of) the holders of common or preferred shares (including preferred shares represented by ADSs) in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this offer to purchase, and if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a combined Schedule TO and Schedule 13e-3, together with exhibits, furnishing certain additional information with respect to the tender offer. You may read and copy the combined Schedule TO and Schedule 13e-3 and any amendments thereto, including exhibits, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

You should rely only on the information incorporated by reference or provided in this offer to purchase or any supplement to this offer to purchase. We have not authorized anyone to provide you with different information. The date of this offer to purchase is October 3, 2006. You should not assume that the information in this offer to purchase is accurate as of any date other than that date, regardless of the time such offer to purchase is made available to you.

TELMEX SOLUTIONS TELECOMUNICAÇÕES LTDA.

TELÉFONOS DE MÉXICO, S.A. DE C.V.

Dated: October 3, 2006

SCHEDULE 1

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE

OFFICERS OF TELMEX AND CERTAIN OF TELMEX’S AFFILIATES

1.	Directors and Executive Officers of Telmex Solutions.

Set forth below is the name, citizenship, business address and telephone number and the present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the sole executive officer of Telmex Solutions.

Business Experience
Carlos Henrique Moreira Chief Executive Officer	President of Embratel Holdings and President of Embratel; President of ATL — Algar Telecom Leste S.A.; Vice-President of Xerox do Brasil Ltda.; executive officer of Telecom Americas; member of the International Satellite Consortium (Intelsat).

Business Address and Telephone Number
Regente Feijó, no. 166, 16th floor, suite 1687-B
Centro, Rio de Janeiro – 20060-060
+55 21 2121 7400

Citizenship:	Federative Republic of Brazil

2.	Directors and Executive Officers of Telmex.

Set forth below are the name, business address and telephone number and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Telmex. The current business address of each person is Parque Vía, 190, Colonia Cuauhtémoc, 06599 México, D.F., México, and the business telephone number of each person is +52 55 5703-3990 except where otherwise indicated below. Each person listed below is a citizen of the United Mexican States, except Rayford Wilkins Jr., Richard P. Resnick and Larry I. Boyle who are citizens of the United States of America. Each position set forth below an individual’s name refers to a position at Telmex.

Directors of Telmex

Business Experience
Carlos Slim Helú Honorary lifetime chairman	Honorary lifetime chairman of the Board of Directors of Telmex, America Móvil, S.A. de C.V., Carso Global Telecom, S.A. de C.V., Grupo Carso, S.A. de C.V. and America Telecom, S.A. de C.V.

Jaime Chico Pardo Vice Chairman; member of the executive committee	Chief Executive Officer of Telmex, Director of América Móvil and member of the Boards of Directors of América Telecom, Carso Global Telecom, Grupo Carso and Honeywell International.

Carlos Slim Domit Co-chairman; chairman of the executive committee	Chairman of Grupo Carso, Grupo Sanborns, S.A. de C.V., U.S. Commercial Corp., and Altria Group, Inc.; Vice-Chairman of the Board of Directors of Carso Global Telecom and América Telecom and member of the Board of Directors of Group Televisa, S.A. de C.V.

Business Experience
Emilio Azcárraga Jean Director	Chairman, Chairman of the Executive Committee and President of Grupo Televisa, Director of Banamex-Accival, Consejo Mexicano de Hombres de Negocios, Univisión and Grupo CIE.

Antonio Cosío Ariño Director; alternate member of the executive committee	Chief Executive Officer of Cía. Industrial de Tepeji del Río, S.A. de C.V. and Tejidos Puente Sierra, S.A. de C.V., Chairman of, Grupo Hotelero Brisas, S.A. de C.V., Bodegas de Santo Tomás, S.A. de C.V., Director of Grupo Sanborns, Grupo Carso, Grupo Financiero Inbursa, S.A. de C.V. and Banamex-Accival.

Laura Diez Barroso de Laviada Director	President of Tenedora y Promotora Azteca S.A. de C.V., Member of Board of Directors of Grupo Financiero Inbursa, Sociedad del Centro Historico and Royal Caribbean International.

Amparo Espinosa Rugarcía Director	Chief Executive Officer of Documentacion y Estudios de Mujeres, A.C.

Élmer Franco Macías Director	Director and Chief Executive Officer of Infra, S.A. de C.V., Directors of Corporativo Infra, S.A. de C.V., Electrodos Infra, S.A. de C.V., Envases de Aceros, S.A. de C.V., Corporacion Infra, S.A. de C.V., Conglomerado Industrial y Metaloides and Banco Nacional de México, S.A.

Ángel Losada Moreno Director	Chairman and Chief Executive Officer of Grupo Gigante, S.A. de C.V., Chairman of Office Depot de México, S.A. de C.V., Director of Grupo Financiero Banamex-Accival, Price Smart, Inc and Food Market Institute.

Juan Antonio Pérez Simón Vice Chairman; member of the executive committee	Chairman of and member of the Executive Committee of Sanborn Hermanos and Director of Grupo Carso, Grupo Financiero Inbursa, Carso Global Telecom, Cigarros La Tabacalera Mexicana, América Telecom and Sears Roebuck de México, S.A. de C.V.

Fernando Senderos Mestre Director	Chairman and Chief Executive Officer of Desc, S.A. de C.V., Director of Industrial Peñoles, S.A. de C.V., Grupo Televisa, Kimberly Clark de México, S.A. de C.V., Alfa, S.A. de C.V. and Consejo Mexicano de Hombres de Negocios, A.C.

Marco Antonio Slim Domit Director; alternate member of the executive committee	Chairman and Chief Executive Officer of Grupo Financiero Inbursa, Director of Grupo Carso, Carso Global Telecom, America Telecom and Grupo Sanborns.

Rayford Wilkins Jr. Director	Director and Member of the Executive Committee of América Móvil; Group President of AT&T International Operations.

Business Experience

Richard P. Resnick Director	President of AT&T Mexico.

Larry I. Boyle Director; member of the executive committee	Chief Executive Officer of AT&T Mexico.

Rafael Kalach Mizrahi Director	Chairman and Chief Executive Officer of Grupo Kaltex, S.A. de C.V., Director of Grupo Carso, Sears Roebuck de Mexico, Grupo Sanborns and US Commercial.

Ricardo Martín Bringas Director	Chief Executive Officer of Organización Soriana, S.A. de C.V., Director of Banco HSBC México, S.A. Grupo Financiero Banamex-Accival, Grupo Financiero Banorte, S.A., ING México and member of Consejo Mexicano de Hombres de Negocios.

Executive Officers of Telmex

Héctor Slim Seade Chief Executive Officer	Director for Operational Support of Telmex

Adolfo Cerezo Pérez Chief Financial Officer	Chief Financial Officer of Telmex.

3.	Members of the Slim Family.

Set forth below are the name, business address and telephone number and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit, and Ms. Johanna Monique Slim Domit (collectively, the “Slim Family”), each of whom is a citizen of the United Mexican States. The principal business address for each member of the Slim Family is Paseo de las Palmas 736, Colonia Lomas de Chapultepec, México, D.F., México, 11000, and the business telephone number for each member of the Slim Family is +52 55 5625-4904. Unless otherwise indicated, each such person has held his or her present position as set forth below for the past five years.

Carlos Slim Helú	See above under “Directors and Officers of Telmex.”

Carlos Slim Domit	See above under “Directors and Officers of Telmex.”

Marco Antonio Slim Domit	See above under “Directors and Officers of Telmex.”

Patrick Slim Domit	Chairman of the Board of Directors of America Móvil, member of the Board of Directors of Carso Global Telecom, América Telecom, U.S. Commercial Corp and Grupo Sanborns. Chief Executive Officer of Grupo Carso.

Maria Soumaya Slim Domit	President of Museo Soumaya.

Vanessa Paola Slim Domit	Private Investor.

Johanna Monique Slim Domit	Private Investor.

Any questions or requests for assistance or additional copies of this offer to purchase may be directed to the information agents listed below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

The Brazilian information agent

for the tender offer is:

MZ Consult Serviços e Negócios Ltda.

Av. Naçoes Unidas, 12.995, 20th Floor

Brooklin, São Paulo, 04578-000

Telephone: +55 21 4004-5021

www.telmex.com/opa-embratel

The U.S. information agent

for the tender offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

(800) 322-2885 (Toll Free)

tenderoffer@mackenziepartners.com

www.mackenziepartners.com